Exhibit 99.2

INVESTMENT AGREEMENT

by and between

BANC OF CALIFORNIA, INC.,

WP CLIPPER GG 14 L.P.

and

WP CLIPPER FS II L.P.

Dated as of July 25, 2023

i

ARTICLE V

TERMINATION
Section 5.1	Termination	60
Section 5.2	Effects of Termination	61
ARTICLE VI

MISCELLANEOUS
Section 6.1	Amendment	63
Section 6.2	Extension; Waiver	63
Section 6.3	Expenses	64
Section 6.4	Notices	64
Section 6.5	Interpretation	65
Section 6.6	Counterparts	66
Section 6.7	Entire Agreement	66
Section 6.8	Governing Law; Jurisdiction	66
Section 6.9	Waiver of Jury Trial	66
Section 6.10	Assignment; Third-Party Beneficiaries	67
Section 6.11	Specific Performance	67
Section 6.12	Severability	68
Section 6.13	Confidential Supervisory Information	68
Section 6.14	Delivery by Electronic Transmission	68

LIST OF EXHIBITS

Exhibit A:	Form of Articles Supplementary of the Non-Voting Common Equivalent Stock

Exhibit B:	Form of Warrant

Exhibit C:	Equity Commitment Letter

Exhibit D:	Limited Guarantee

Exhibit E:	Form of Registration Rights Agreement

INDEX OF DEFINED TERMS

Activist Investor	45
affiliate	66
Agreement	1
Articles Supplementary	1
As-Converted Basis	49
BHC Act	10
Board of Directors	13
Board Representative	49
business day	66
Chosen Courts	67
CIBC Act	29
Claim Notice	54
Closing	3
Closing Date	3
Code	19
Common Stock	2
Company	1
Company Articles	1
Company Bank	3
Company Benefit Plans	19
Company Bylaws	13
Company Disclosure Schedule	10
Company Equity Awards	11
Company Fundamental Rep	56
Company Opportunity	59
Company Options	11
Company Preferred Stock	11
Company PSU Award	11
Company Regulatory Agreement	23
Company Reports	15
Company RSU Awards	11
Company Share Issuance	2
Company Stock Plans	12
Company Stockholders Meeting	13
Company Subsidiary	10
Confidential Information	37
Confidentiality Agreement	36
Data Breach	22
De Minimis Claim	56
Direct Claim	54
Director Rights Period	50
E.U.	45
Enforceability Exceptions	13
Equity Commitment Letter	2
Equity Financing	30

ERISA	19
Exchange Act	14
Excluded Issuance	49
Exemption Amendment	33
FDIC	9
Federal Reserve	15
Fraud	62
GAAP	8
Governmental Entity	3
Gross-up Right	47
Indemnified Party	54
Indemnifying Party	54
Information Rights Period	35
Institutional Accredited Investor	25
Investment Amount	8
Law	3
Liens	12
Limited Guarantee	2
Losses	53
made available	66
Maryland Department of State	1
Material Adverse Effect	8
Materially Burdensome Condition	52
Merger	1
Merger Agreement	1
Merger Sub	1
Mergers	1
Non-Party Affiliates	59
Non-Voting Common Equivalent Stock	1
Non-Voting Common Stock	3
NYSE	4
OFAC	45
Order	3
ordinary course	66
ordinary course of business	66
Other Investment Agreement	11
Other Warrants	13
PACW	1
PACW NDA	36
Pandemic	9
Pandemic Measures	9
Participation Portion	46
party	66
Per Share Issue Price	8
Permitted Transfer	44

Permitted Transferee	44
person	66
Personal Data	22
Placement Agent	17
Pre-Closing Period	39
Proposed Securities	46
Purchaser	1
Purchaser Fundamental Rep	56
Registration Rights Agreement	2
Representatives	36
Requisite Regulatory Approvals	61
Requisite Stockholder Vote	13
Response Notice	54
Sanctioned Party	45
Sanctions	45
Second Step Merger	1
Securities	2
Securities Act	15
Sponsors	2
SRO	15
Subsidiary	10
Tax	19
Tax Return	19
Taxes	19
Termination Date	61
Third Party Claim	54
Threshold Amount	56
Total Shares Issued	6
Transfer	46
U.K.	45
U.N.	45
U.S.	66
Voting Common Stock	1
Voting Regulatory Approvals	35
Voting Shares Issued	7
Warrant	1
WPFSII2 Purchaser	1
WPGG14 Purchaser	1

v

INVESTMENT AGREEMENT, dated as of July 25, 2023 (this “Agreement”), by and between BANC OF CALIFORNIA, INC., a Maryland corporation (the “Company”), WP CLIPPER GG 14 L.P., an Exempted Limited Partnership registered in the Cayman Islands (“WPGG14 Purchaser”), and WP CLIPPER FS II L.P., an Exempted Limited Partnership registered in the Cayman Islands (“WPFSII Purchaser” and, together with WPGG14 Purchaser, collectively, the “Purchaser”).

RECITALS:

A.          The Merger Agreement. Concurrently with the execution of this Agreement, the Company has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and this Agreement, the “Merger Agreement”), by and among PacWest Bancorp, a Delaware corporation (“PACW”), the Company and Cal Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth therein, among other things, the Company will consummate a strategic business combination transaction whereby (a) Merger Sub will merge with and into PACW (the “Merger”), so that PACW is the surviving corporation in the Merger, and (b) immediately following the Merger becoming effective, the Company shall cause PACW to be merged with and into the Company (the “Second Step Merger,” and together with the Merger, the “Mergers”), so that the Company is the surviving corporation in the Second Step Merger.

B.          The Investment. In connection with the Mergers, the Company desires to sell and issue to Purchaser, and Purchaser desires to purchase from the Company, as an investment in the Company, shares of (a) voting common stock, par value $0.01 per share, of the Company (the “Voting Common Stock”) and (b) non-voting common equivalent stock, par value $0.01 per share, of the Company (the “Non-Voting Common Equivalent Stock”), having the terms set forth in the Articles Supplementary of the Non-Voting Common Equivalent Stock, in the form attached hereto as Exhibit A (the “Articles Supplementary”), which shall be made a part of the Company’s Second Articles of Restatement (the “Company Articles”), by the filing of the Articles Supplementary with the Maryland Department of Assessments and Taxation, Business Services Division (the “Maryland Department of State”).

C.          The Warrant.  In connection with the purchase, sale and issuance of the Voting Common Stock and Non-Voting Common Equivalent Stock at the Closing (as defined below), the Company will issue to Purchaser a warrant (the “Warrant”) to purchase shares of Non-Voting Common Equivalent Stock in accordance with the terms of the Warrant, in substantially the form attached hereto as Exhibit B.

D.          Equity Commitment. As a condition and inducement to the willingness of the Company to enter into this Agreement, Warburg Pincus (Callisto) Global Growth 14 (Cayman), L.P., Warburg Pincus (Europa) Global Growth 14 (Cayman) L.P., Warburg Pincus Global Growth 14-B (Cayman) L.P., Warburg Pincus Global Growth 14-E (Cayman) L.P., WP Global Growth 14 Partners (Cayman), L.P., Warburg Pincus Global Growth 14 Partners (Cayman), L.P., Warburg Pincus Financial Sector II (Cayman), L.P., Warburg Pincus Financial Sector II-E (Cayman), L.P. and Warburg Pincus Financial Sector II Partners (Cayman), L.P. (the “Sponsors”) have duly executed and delivered to Purchaser an equity commitment letter, a copy of which is attached hereto as Exhibit C (such equity commitment letter, including all amendments, exhibits, attachments, appendices and schedules thereto, the “Equity Commitment Letter”), to provide Purchaser the amount of cash equity financing set forth therein, subject to the terms and conditions thereof.

E.          Limited Guarantee. As a condition and inducement to the willingness of the Company to enter into this Agreement, the Sponsors have provided a limited guarantee in favor of the Company, a copy of which is attached hereto as Exhibit D, pursuant to which the Sponsors have agreed to guarantee certain payment obligations of Purchaser hereunder, subject to the terms and conditions thereof (the “Limited Guarantee”).

F.          The Securities. The term “Securities” refers collectively to the (a) (i) shares of Voting Common Stock and Non-Voting Common Equivalent Stock and (ii) Warrant, in each case, issuable pursuant hereto, (b) shares of Voting Common Stock to be issued upon the conversion of the Non-Voting Common Equivalent Stock issuable pursuant hereto, (c) shares of Non-Voting Common Equivalent Stock to be issued upon the exercise of the Warrant and (d) shares of Voting Common Stock to be issued upon the conversion of the Non-Voting Common Equivalent Stock to be issued upon the exercise of the Warrant.  When purchased, the shares of Voting Common Stock and Non-Voting Common Equivalent Stock purchased hereunder will be evidenced by book-entry notation.

G.          Registration Rights Agreement. At the Closing, the Company and Purchaser will enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

Section 1.1          Purchase. On the terms and subject to the conditions set forth herein, at the Closing, (a) Purchaser shall purchase from the Company, and the Company shall sell and issue to Purchaser, the number of duly authorized, validly issued, fully-paid and non-assessable shares of (i) Voting Common Stock, free and clear of all Liens (as defined below) (other than transfer restrictions imposed under this Agreement or applicable securities Laws), set forth in Section 1.2(c)(i)(1)(A), and (ii) Non-Voting Common Equivalent Stock, free and clear of all Liens (other than transfer restrictions imposed under this Agreement, the Articles Supplementary or applicable securities Laws), set forth in Section 1.2(c)(i)(1)(B) and (b) the Company shall issue to Purchaser a duly authorized, validly issued and non-assessable Warrant to purchase a certain number of shares of Non-Voting Common Equivalent Stock determined in accordance with the terms hereof and of the Warrant, free and clear of all Liens (other than the transfer restrictions imposed under this Agreement, the Warrant or applicable securities Laws) (clauses (a)-(b), collectively, the “Company Share Issuance”). As used herein, “Common Stock” shall mean shares of Voting Common Stock and/or Class B Non-Voting Common Stock, par value $0.01 per share, of the Company (the “Non-Voting Common Stock”), as applicable.

Section 1.2          Closing.

(a)          Time and Date of Closing. Subject to the satisfaction or, to the extent permitted by Law, written waiver (by the party entitled to grant such waiver) of the conditions set forth in Section 1.2(b) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or, to the extent permitted by Law, written waiver of those conditions by the party entitled to grant such waiver), the closing of the Company Share Issuance (the “Closing”) shall take place substantially concurrently with the consummation of the Merger, remotely by the electronic exchange of counterpart signature pages to the documents and agreements contemplated hereby to be executed and delivered at the Closing or such other date and/or location as agreed in writing by the parties. The date on which the Closing occurs is referred to as the “Closing Date.” The Company shall (i) use reasonable best efforts to provide Purchaser with at least five (5) business days prior written notice of the expected closing date of the Merger and (ii) provide Purchaser with notice of the Condition Satisfaction Date (as defined in the Merger Agreement) no later than 1:00 p.m. Eastern Time on the date on which it occurs; provided that if any day would otherwise become the Condition Satisfaction Date after 1:00 p.m. Eastern Time, then the Condition Satisfaction Date shall be deemed to be the business day following such day.

(b)          Closing Conditions.

(i)          The obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or, to the extent permitted by Law, written waiver by Purchaser and the Company prior to the Closing of the following conditions:

(1)          no injunction, order, judgment, writ, directive, enforcement action, decree, or regulatory restriction of any Governmental Entity (each, an “Order”) or other legal restraint or prohibition preventing the consummation of the Company Share Issuance or any of the other transactions contemplated by this Agreement or prohibiting, restraining or enjoining Purchaser or its affiliates from owning any Securities or voting any voting Securities in accordance with the terms thereof shall be in effect (and none of Purchaser, the Company or Banc of California, National Association, a national banking association and a wholly-owned Subsidiary of the Company (“Company Bank”) shall have received any formal written communication from any Governmental Entity asserting any of the foregoing that shall not have been withdrawn). No applicable law, statute, code, ordinance, rule, regulation, requirement, policy or guideline of any Governmental Entity or stock exchange or Order (each, a “Law”) shall have been enacted, entered, promulgated or enforced (which remains in effect) by any court, administrative agency or commission or other governmental authority or instrumentality or SRO of competent jurisdiction (each, a “Governmental Entity”) that prohibits or makes illegal consummation of the Company Share Issuance or any of the other transactions contemplated by this Agreement or that prohibits, restrains or enjoins Purchaser or its affiliates from owning any Securities or voting any voting Securities in accordance with the terms thereof;

(2)           any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, in each case, if required to effect the issuance of Voting Common Stock in lieu of Non-Voting Common Equivalent Stock pursuant to Section 3.1(f);

(3)          Purchaser shall have received reasonably satisfactory oral confirmation from staff of the legal division of the Federal Reserve that the consummation of the Closing will not result in Purchaser being deemed to have, or have acquired, “control” of the Company or any of its Subsidiaries (including the Company Bank) for purposes of the BHC Act or CIBC Act and the applicable implementing regulations thereunder, either (A) individually or (B) as part of an “association” or group “acting in concert” with any other person with respect to the transactions contemplated by this Agreement contemplated to occur at the Closing, as those terms are defined and interpreted by the Federal Reserve under Regulation Y (12 C.F.R. Part 225);

(4)          the Company shall have filed the requisite Supplemental Listing Application in respect of the Voting Common Stock (A) issued hereunder and (B) to be issued upon the conversion of the Non-Voting Common Equivalent Stock (I) that shall be issuable pursuant to the Articles Supplementary and (II) for which the Warrant may be exercised, in each case, in accordance with rules of the New York Stock Exchange (the “NYSE”), and no further action shall be required to authorize such additional shares for listing, subject to official notice of issuance;

(5)          all of the conditions to the Closing of the Merger set forth in the Merger Agreement shall have been satisfied or waived (in the case of any waiver, in accordance with the Merger Agreement and this Agreement), other than those conditions that by their nature can only be satisfied or waived at the closing of the Merger (but subject to such conditions then being satisfied or waived (in the case of any waiver, in accordance with the Merger Agreement and this Agreement)), and the Merger shall have been consummated, or will be consummated substantially concurrently with the Closing, in accordance with the terms and conditions of the Merger Agreement;

(6)          the Company shall have delivered to Purchaser the items described in Section 1.2(c)(i); and

(7)          the purchase and sale of shares of Voting Common Stock and Non-Voting Common Equivalent Stock (with proceeds to the Company in an amount, which together with the Investment Amount, is greater than or equal to $400,000,000) shall have been consummated, or will be consummated substantially concurrently with the Closing, in all material respects in accordance with the terms and conditions of such Other Investment Agreement(s).

(ii)          The obligation of Purchaser to effect the Closing is also subject to the satisfaction or, to the extent permitted by Law, written waiver by Purchaser prior to the Closing of each of the following additional conditions:

(1)          the representations and warranties of the Company contained in (A) Section 2.2(b)(i), Section 2.2(c)(iii), Section 2.2(g), Section 2.2(h)(i) and Section 2.2(r) shall be true and correct (other than, in the case of Section 2.2(b)(i), such failures to be true and correct as are de minimis) in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); (B) Section 2.2(a)(i)-(iii), Section 2.2(b)(ii) and Section 2.2(c)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties) shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); and (C) all other representations and warranties of the Company set forth in Section 2.2 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided that, for purposes of this subclause (C), such representations and warranties shall be deemed to be true and correct unless the failure(s) of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect;

(2)          the Company shall have performed and complied with, in all material respects, all obligations, covenants and agreements required to be performed or complied with by it at or prior to the Closing hereunder;

(3)          since the date hereof, no Material Adverse Effect shall have occurred and no circumstance, event, change, occurrence, development or effect shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(4)          Purchaser shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying to the effect that the conditions set forth in Section 1.2(b)(ii)(1), Section 1.2(b)(ii)(2) and Section 1.2(b)(ii)(3) have been satisfied; and

(5)          Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company, dated as of the Closing Date, certifying that (i) attached thereto are true and complete copies of the resolutions adopted by (x) the Board of Directors and (y) the board of directors of Company Bank, in each case, relating to this Agreement and/or the Merger Agreement (as applicable) and the transactions contemplated by hereby and/or thereby (as applicable), and that such resolutions are in full force and effect and are the resolutions adopted in connection herewith or therewith (as applicable), and (ii) (A) attached thereto are true and complete copies of the Company Articles and Company Bylaws and comparable governing or organizational documents of Company Bank and (B) such governing or organizational documents are in full force and effect as of the Closing Date.

(iii)        The obligation of the Company to effect the Closing is subject to the satisfaction or, to the extent permitted by Law, written waiver by the Company prior to the Closing of the following additional conditions:

(1)          the representations and warranties of Purchaser contained herein (without giving effect to any “material” or “materiality” qualifications contained in such representations and warranties) shall be true and correct as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), except to the extent the failure(s) of such representations or warranties to be true and correct, either individually or in the aggregate, and without giving effect to any “material” or “materiality” qualifications contained in such representations and warranties, would not prevent or materially impair or delay the ability of Purchaser to consummate the Closing;

(2)          Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by it at or prior to the Closing hereunder; and

(3)          the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Purchaser by an authorized signatory of Purchaser certifying to the effect that the conditions set forth in Section 1.2(b)(iii)(1) and Section 1.2(b)(iii)(2) have been satisfied.

(c)          Closing Deliveries.

(i)          At the Closing, the Company will deliver to Purchaser:

(1)          evidence in a form reasonably acceptable to Purchaser of book-entry notation in the name of Purchaser of an aggregate amount of shares of Voting Common Stock and Non-Voting Common Equivalent Stock, free and clear of all Liens (other than transfer restrictions imposed under this Agreement, the Articles Supplementary (as applicable) or applicable securities Laws), equal to (x) the Investment Amount (as defined below), divided by (y) the Per Share Issue Price (as defined below), rounded down to the nearest whole share (such number of shares, the “Total Shares Issued”), as follows:  (A) a number of shares of Voting Common Stock (rounded to the nearest whole share) equal to (I) the Company’s good faith estimate (which estimate the Company shall provide to Purchaser not later than two (2) business days prior to the expected Closing Date) of the total number of shares of Voting Common Stock that will be issued and outstanding immediately following consummation of the Mergers, the Company Share Issuance and the issuance of shares of Voting Common Stock issued pursuant to any Other Investment Agreement, multiplied by (II) 9.9% (such number of shares, the “Voting Shares Issued”) minus the number of shares of Voting Common Stock owned by Purchaser as of the Closing Date (as notified by Purchaser to the Company two (2) days prior to the Closing Date), and (B) to the extent that the Total Shares Issued exceeds the Voting Shares Issued, a number of shares of Non-Voting Common Equivalent Stock that is equal to the Total Shares Issued minus the Voting Shares Issued;

(2)          the Warrant to purchase a number of duly authorized, validly issued and non-assessable shares of Non-Voting Common Equivalent Stock in an amount equal to (x) the Total Shares Issued, multiplied by (y) 60% (as such number may be adjusted in accordance with the terms of the Warrant), duly executed by the Company, free and clear of all Liens (other than transfer restrictions imposed under this Agreement, the Warrant or applicable securities Laws);

(3)          evidence, reasonably satisfactory to Purchaser, that the Articles Supplementary (A) has been filed with and accepted by the Maryland Department of State and (B) is in full force and effect as of the Closing;

(4)          each of the certificates referenced in Sections 1.2(b)(ii)(4) and 1.2(b)(ii)(5);

(5)          a counterpart signature page, duly executed by the Company, to the Registration Rights Agreement; and

(6)          customary written legal opinions of outside counsel to the Company as to (x) the due authorization, valid issuance and non-assessability of the Securities and (y) the exemption from registration of the Securities, in each case, in connection with the Company Share Issuance.

(ii)          If, prior to the Closing, the outstanding shares of Voting Common Stock shall have been changed into a different number or kind of shares or securities, in any such case as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in the Company’s capitalization, or there shall be any extraordinary dividend or distribution denominated in shares of Voting Common Stock, an appropriate and proportionate adjustment shall be made to the (A) number of shares of Voting Common Stock to be delivered pursuant to Section 1.2(c)(i)(1)(A), (B) number of shares of Non-Voting Common Equivalent Stock to be delivered pursuant to Section 1.2(c)(i)(1)(B) and (C) Warrant to be delivered pursuant to Section 1.2(c)(i)(2), in each case, to give Purchaser the same economic effect as contemplated by this Agreement prior to such event.

(iii)          At the Closing, Purchaser will deliver to the Company:

(1)          for the Total Shares Issued, by wire transfer of immediately available funds to an account designated by the Company in writing at least five (5) business days prior to the Closing Date, a per share purchase price of $12.30 (the “Per Share Issue Price”) and an aggregate purchase price of $325,000,000 (the “Investment Amount”);

(2)          the certificate referenced in Section 1.2(b)(iii)(3); and

(3)          a counterpart signature page, duly executed by Purchaser, to the Registration Rights Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1          Material Adverse Effect.

(a)          As used herein, the term “Material Adverse Effect” means (w) any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact or effects of any (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in Laws (including any Pandemic Measures) of general applicability to companies in the industries in which the Company and its Subsidiaries operate, or interpretations thereof by courts or other Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the Company or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, the Merger Agreement or any Other Investment Agreement, public disclosure or consummation of the transactions contemplated hereby or thereby (including any effect on a party’s relationships with its customers or employees) (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Section 2.2(c)(ii), Section 2.2(d) or Section 2.2(k)(vi)) or actions expressly required by this Agreement or the Merger Agreement or that are taken with the prior written consent of Purchaser in contemplation of the transactions contemplated by this Agreement, the Merger Agreement or any Other Investment Agreement (other than actions taken or not taken by the Company during the Pre-Closing Period in connection with obtaining the approvals of any Governmental Entities in connection with the transactions contemplated by this Agreement, the Merger Agreement or any Other Investment Agreement ), (F) decline in the trading price of the Company’s securities or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur, except to the extent otherwise excluded by this proviso), (G) any stockholder litigation arising out of, related to, or in connection with this Agreement, the Merger Agreement or any Other Investment Agreement, the Mergers or the Company Share Issuance that is brought or threatened against the Company or the Board of Directors from and following the date of this Agreement and prior to the Closing (“Stockholder Litigation”) (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Section 2.2(c)(ii), Section 2.2(d) or Section 2.2(k)(vi)), or (H) expenses incurred by the Company in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, the Merger Agreement or any Other Investment Agreement; except, with respect to the foregoing subclauses (A), (B), (C) or (D), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate) or (ii) the ability of the Company to timely consummate the Closing, (x) with respect to PACW, (1) PACW’s Net Wholesale Funding Amount (as such term is defined in the Merger Agreement) as of the Measurement Time (as such term is defined in the Merger Agreement) is at least one billion seven hundred and fifty million dollars ($1,750,000,000) greater than the PACW Reference Net Wholesale Funding Amount (as such term is defined in the Merger Agreement) or (2) any Governmental Entity shall have appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver or conservator for Pacific Western Bank, a California-chartered non-member bank and, prior to the Mergers, a wholly-owned Subsidiary of PACW, (y) with respect to the Company, (1) the Company’s Net Wholesale Funding Amount (as such term is defined in the Merger Agreement) as of the Measurement Time (as such term is defined in the Merger Agreement) is at least one billion seven hundred and fifty million dollars ($1,750,000,000) greater than the BANC Reference Net Wholesale Funding Amount (as defined below) or (2) any Governmental Entity shall have appointed the FDIC as receiver or conservator for Company Bank or (z) (1) as of the Measurement Time, the common equity Tier 1 Capital (as defined in 12 C.F.R. 217.20) of PACW shall be less than the amount set forth in Section 2.1(a)(1) of the Company Disclosure Schedule or (2) as of the Measurement Time, the common equity Tier 1 Capital (as defined in 12 C.F.R. 217.20) of the Company shall be less than the amount set forth in Section 2.1(a)(2) of the Company Disclosure Schedule.

(b)          As used herein:

(i)          “Pandemic” means any outbreaks, epidemics or pandemics, or any variants, evolutions or mutations thereof, and the governmental and other responses thereto;

(ii)          “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other Laws or policies or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to any Pandemic; and

(iii)          “Subsidiary” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act.

Section 2.2          Representations and Warranties of the Company. Except as disclosed in (i) the disclosure schedule delivered by the Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided that (A) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (B) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, effect, change, event, circumstance, condition, occurrence or development or that such item would or would reasonably be expected to result in a Material Adverse Effect, and (C) any disclosures made with respect to a section of this Section 2.2 shall be deemed to qualify any other section of this Section 2.2 (1) specifically referenced or cross-referenced or (2) if it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other section or (ii) any Company Reports publicly filed by the Company after January 1, 2023 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Purchaser as follows:

(a)          Corporate Organization.

(i)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the Bank Holding Company Act of 1956 (“BHC Act”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  True, correct and complete copies of the Company Articles and the Company Bylaws (as defined below) as in effect as of the date of this Agreement have been made available to Purchaser.

(ii)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Subsidiary of the Company (a “Company Subsidiary”) (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under Law, in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  Other than Company Bank and those Subsidiaries set forth in Section 2.2(a)(ii) of the Company Disclosure Schedule, there are no Company Subsidiaries as of the date hereof.

(iii)          The deposit accounts of Company Bank, are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Company Bank is a member in good standing of the Federal Home Loan Bank of San Francisco and owns the requisite amount of stock therein.

(iv)          As of the date hereof, other than as set forth in Section 2.2(a)(iv) of the Company Disclosure Schedule, the Company does not have any equity interests or other investments in any corporation, limited liability company, partnership, trust, joint venture, or other entity that is not a Subsidiary of the Company.

(b)          Capitalization.

(i)          The authorized capital stock of the Company consists of 450,000,000 shares of Voting Common Stock, including 3,136,156 shares of Non-Voting Common Stock, and 50,000,000 shares of preferred stock, par value of $0.01 (the “Company Preferred Stock”). As of July 24, 2023, there were 57,431,871 shares of Common Stock issued and outstanding and (in addition to the foregoing) (A) 8,383,337 shares of Common Stock held in treasury, (B) 543,620 shares of Common Stock reserved for issuance upon the settlement of outstanding time-based restricted stock unit awards (“Company RSU Awards” and, together with the performance-based restricted share unit award in respect of shares of Common Stock granted under the Company Stock Plans that is outstanding immediately prior to the effectiveness of the Merger (a “Company PSU Award”) and the Company Options, the “Company Equity Awards”), (C) 806,590 shares of Common Stock reserved for issuance upon the settlement of outstanding Company PSU Awards (assuming performance goals are satisfied at the maximum level), (D) 14,904 shares underlying unexercised stock options granted under the Company Stock Plans (“Company Options”) and (E) zero shares of the Company Preferred Stock outstanding. As of the date hereof, except as set forth in the immediately preceding sentence, as contemplated hereby, as contemplated by any other contract or agreement providing for the issuance of shares of Voting Common Stock and/or Non-Voting Common Equivalent Stock with proceeds to the Company in an amount, together with the Investment Amount, of $400,000,000 and entered into in furtherance of the transactions contemplated by the Merger Agreement (each, an “Other Investment Agreement”) and for changes since July 24, 2023 resulting from the exercise, vesting or settlement of any Company Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Voting Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. As of the date hereof, other than (1) the Company Equity Awards issued prior to the date hereof as described in this Section 2.2(b) or (2) as set forth in the Merger Agreement, this Agreement or any Other Investment Agreement, there are no (x) outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in the Company, or (y) contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company, or that otherwise obligate the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than this Agreement and any Other Investment Agreement, there are no voting trusts, shareholder agreements, proxies or other similar agreements in effect to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting or transfer of Voting Common Stock or other equity interests of the Company. As used herein, “Company Stock Plans” means the BANC 2018 Omnibus Stock Incentive Plan and the BANC 2013 Omnibus Stock Incentive Plan.

(ii)          The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than as contemplated by the Merger Agreement, no Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)          Authority; No Violation.

(i)          The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Stockholder Vote and other actions described in this Section 2.2(c) and Section 2.2(d), to consummate the Closing. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the Closing (including the Company Share Issuance) have been duly and validly approved by the board of directors of the Company (the “Board of Directors”), and the Board of Directors has adopted this Agreement and declared its advisability. As of or prior to the date hereof, the Board of Directors has determined that (A) the Company Share Issuance, on the terms and subject to the conditions set forth herein, (B) the issuance of shares of Voting Common Stock pursuant to the Merger Agreement and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein, and (C) the issuance of the shares of Voting Common Stock and Non-Voting Common Equivalent Stock and the Warrant(s) (as defined in each Other Investment Agreement, the “Other Warrants”), in each case, pursuant to the Other Investment Agreements and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein, in each case, are in the best interests of the Company and its stockholders and has directed that such issuances of shares of Voting Common Stock and Non-Voting Common Equivalent Stock pursuant to this Agreement, the Merger Agreement and each Other Investment Agreement be submitted to the holders of Voting Common Stock for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (x) the approval of the Company Share Issuance, the issuance of Voting Common Stock pursuant to the Merger Agreement and the issuance of Voting Common Stock and Non-Voting Common Equivalent Stock, including shares of Voting Common Stock or Non-Voting Common Equivalent Stock for which the Other Warrants may be exercised, pursuant to each Other Investment Agreement by the affirmative vote of a majority of votes cast by holders of shares of Voting Common Stock at the meeting of the Company’s stockholders at which a vote is taken with respect to such issuances (the “Requisite Stockholder Vote” and such meeting, the “Company Stockholders Meeting”) and (y) any other approvals, adoptions, authorizations and consents of the Company and its Subsidiaries necessary to consummate the Mergers set forth in Section 4.3(a) of the Merger Agreement, no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to approve or adopt this Agreement or for the Company to perform its obligations hereunder or consummate the Closing. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(ii)          None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, the consummation by the Company of the Company Share Issuance, or compliance by the Company with any of the terms or provisions hereof, will (A) violate any provision of the Company Articles or the Sixth Amended and Restated Bylaws of the Company (the “Company Bylaws”) or (B) assuming that the consents and approvals referred to in Section 2.2(d) are duly obtained, (x) violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (B)(x) and (B)(y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)          The shares of Voting Common Stock to be issued hereunder have been validly authorized (subject to receipt of the Requisite Stockholder Vote), when issued, will be validly issued, fully paid and nonassessable and free and clear of all Liens, and no current or past stockholder of the Company will have any preemptive right or similar rights in respect thereof. The shares of Non-Voting Common Equivalent Stock (A) to be issued hereunder and (B) for which the Warrant may be exercised, in each case, have been validly authorized (subject to receipt of the Requisite Stockholder Vote), when issued, will be validly issued, fully paid and nonassessable and free and clear of all Liens, and no current or past stockholder of the Company will have any preemptive right or similar rights in respect of any such issuance or exercise. Neither the Voting Common Stock nor the Non-Voting Common Equivalent Stock will be issued in violation of any applicable Law.

(d)          Consents and Approvals. Except for (i) the filing of the requisite Supplemental Listing Application and any other required applications, filings and notices, as applicable, with the NYSE, and the approval of the listing of the shares of Voting Common Stock and shares of Voting Common Stock (A) issued hereunder and (B) to be issued upon the conversion of the Non-Voting Common Equivalent Stock (I) that shall be issuable pursuant hereto and (II) for which the Warrant may be exercised, (ii) the filing with the SEC of any filings that are necessary under the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing of the joint proxy statement/prospectus in definitive form relating to the Company Stockholders Meeting, (iii) the filing of the Articles Supplementary with the Maryland Department of State and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Company Share Issuance, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the Company Share Issuance and the other transactions contemplated hereby. As of the date hereof, the Company has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Company Share Issuance and the other transactions contemplated hereby.

(e)          Reports.

(i)          As of the date hereof, the Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2021 with the following Governmental Entities:  (A) any state regulatory authority, (B) the SEC, (C) the Board of Governors of the Federal Reserve System or Federal Reserve Bank of San Francisco (together, the “Federal Reserve”), (D) the Office of the Comptroller of the Currency, (E) any foreign regulatory authority and (F) any self-regulatory organization (an “SRO”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the U.S., any state, any foreign entity, or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Subject to Section 6.13, except for normal examinations conducted by a Governmental Entity in the ordinary course of business of the Company and its Subsidiaries, (x) no Governmental Entity has initiated or has pending any proceeding or, to the Company’s knowledge, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2021, which remains unresolved, (y) there is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (z) there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2021; in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(ii)          An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by the Company to the SEC since January 1, 2021 pursuant to the Securities Act of 1933 (the “Securities Act”), or the Exchange Act (the “Company Reports”) is publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date hereof, (A) no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and (B) there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

(f)          Financial Statements.

(i)          The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (C) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2021, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2021 and prior to the date hereof, no independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of, or in connection with, any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability required by GAAP to be reflected on a consolidated balance sheet of the Company (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2023, (iii) fees and expenses payable to any financial advisor, counsel or other professional in connection with this Agreement, the Merger Agreement or each Other Investment Agreement and the transactions contemplated hereby or thereby and (iv) obligations under this Agreement, the Merger Agreement or any Other Investment Agreement.

(iii)          The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has (x) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors any (A) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(iv)          Since January 1, 2021, (A) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof, or to the knowledge of the Company, to any director or officer of the Company.

(v)          As of June 30, 2023, the Company’s Net Wholesale Funding Amount (as such term is defined it the Merger Agreement) was equal to the amount set forth in Section 2.2(f)(v) of the Company Disclosure Schedule (the “BANC Reference Net Wholesale Funding Amount”).

(g)          Broker’s Fees. With the exception of the engagement of J.P. Morgan Securities LLC (the “Placement Agent”) and Piper Sandler & Co., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder, placement agent or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Company Share Issuance and the transactions contemplated hereby.

(h)          Absence of Certain Changes or Events.

(i)          Since January 1, 2021 through the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(ii)          Since January 1, 2021 through the date of this Agreement, except in connection with the transactions contemplated by this Agreement, the Merger Agreement and each Other Investment Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

(i)          Legal Proceedings. As of the date hereof, subject to Section 6.13:

(i)          neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or threatened in writing or, to the Company’s knowledge, otherwise threatened, legal, administrative, arbitral or other proceedings, claims, audit, examination, actions or governmental or regulatory investigations by or before any Governmental Entity of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would, individually or in the aggregate, reasonably be expected to result in a material restriction on, or material liability being imposed against, the Company or any of its Subsidiaries or any of their respective businesses, (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (iii) challenging the validity or propriety of the transactions contemplated by this Agreement, the Merger Agreement or the Other Investment Agreements; and

(ii)          there is no Order imposed upon the Company, any of its Subsidiaries or any of their current or former directors or executive officers (in each of their capacities as such) or the assets of the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(j)          Taxes and Tax Returns.

(i)          Each of the Company and its Subsidiaries has duly and timely filed (including all valid applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2022 have been examined by the Internal Revenue Service or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by contract or otherwise.  Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Internal Revenue Code of 1986 (the “Code”) of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the past five (5) years has the Company been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(ii)          As used herein, (A) “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, unclaimed property, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon; and (B) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(k)          Employees and Employee Benefit Plans.

(i)          As used herein, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, stock-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, welfare or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, policies, practices, agreements or arrangements (whether or not funded and whether or not in writing) that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(ii)          Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualified status of such Company Benefit Plan under Section 401(a) of the Code. Neither the Company nor any Company Subsidiary has engaged in a transaction that could subject the Company or any of its Subsidiaries to a material tax or material penalty pursuant to Section 4975 or 4976 of the Code or Section 502 of ERISA.

(iii)          No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has the Company or any of its Subsidiaries or ERISA Affiliates, at any time during the last six years, contributed to or been obligated to contribute to an employee benefit plan subject to Title IV or Section 302 of ERISA.  None of the Company, its Subsidiaries nor any ERISA Affiliate (as defined below) has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.  As used herein, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(iv)          Neither the Company, nor any of its Subsidiaries, sponsors or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(v)          All contributions required to be made to any Company Benefit Plan by Law or any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(vi)          Other than as provided herein, the Other Investment Agreements or the Merger Agreement, none of the execution and delivery of this Agreement, the Other Investment Agreements or the Merger Agreement, the transactions contemplated by this Agreement, the Other Investment Agreements or the Merger Agreement or the Company Share Issuance will (either alone or in conjunction with any other event) (A) entitle any employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries to any payment or benefit, (B) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of the Company or any of its Subsidiaries, (C) accelerate the timing of or cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (D) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, or (E) result in any “excess parachute payment” within the meaning of Section 280G of the Code.  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(vii)          The Company and its Subsidiaries are in compliance in all material respects with, and since January 1, 2021 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, compensation and benefits, wages and hours, paid sick leave, classification of employees as exempt or nonexempt and workers as employees or independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation, unemployment insurance, disability rights or benefits, retaliation, immigration, family and medical leave, occupational safety and health, plant closings and layoffs and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(l)          Compliance with Applicable Law and Privacy Obligations.

(i)          The Company and each of its Subsidiaries hold, and have at all times since January 1, 2021, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have complied with any Law applicable to the Company or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes “personal data,” “personally identifiable information,” “nonpublic personal information,” “personal information” or a similar term (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(ii)         Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Company’s knowledge, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (A) used any funds of the Company or its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (B) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or its Subsidiaries, (C) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar Law, (D) established or maintained any unlawful fund of monies or other assets of the Company or its Subsidiaries, (E) made any fraudulent entry on the books or records of the Company or its Subsidiaries or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or its Subsidiaries, or is currently subject to any U.S. Sanctions administered by OFAC.

(iii)        The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality, integrity and security of all Personal Data against any (A) loss or misuse of Personal Data, (B) unauthorized or unlawful operations performed upon Personal Data or (C) any other act or omission that compromises the security or confidentiality of Personal Data (clauses (A) through (C), a “Data Breach”). The Company has not experienced any Data Breach that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no data security or other technological vulnerabilities with respect to the Company’s information technology systems or networks that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Since January 1, 2021, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are and have been compliant with their written data privacy and security policies and all contractual commitments of the Company and its Subsidiaries concerning privacy, data protection, data security and the collection, storage, use and other processing of Personal Data.

(iv)         Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) Company Bank has complied with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (B) the Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (C) none of the Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

(m)         Agreements with Governmental Entities. Subject to Section 6.13, as of the date hereof, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist Order, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or has been ordered to pay any material civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any board resolutions at the direction of, any Governmental Entity, in each case, that (A) currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or (B) in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of the Company, threatened verbally, since January 1, 2021 through the date hereof, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(n)          Investment Securities and Commodities.

(i)          Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to the Company and its Subsidiaries on a consolidated basis, free and clear of any Liens, except for such failures to have good title as are set forth in the financial statements included in the Company Reports as of the date of this Agreement or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(ii)          The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2021, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, the Company has made available to Purchaser the material terms of such policies, practices and procedures.

(o)          Loan Portfolio.

(i)          As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of June 30, 2023, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of June 30, 2023, over ninety (90) days or more delinquent in payment of principal or interest. Section 2.2(o)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries that, as of June 30, 2023, had $1,000,000 or more of recorded investment and were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount on each such Loan, and category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of the Company or any of its Subsidiaries that, as of June 30, 2023, is classified as “Other Real Estate Owned” and the book value thereof.

(ii)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan of the Company and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) has been secured by valid Liens, as applicable, and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(iii)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each outstanding Loan of the Company or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(iv)        There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(p)          Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, agreements, arrangements or understandings or series of related transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Voting Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

(q)          Offering of Securities. Neither the Company, nor any of its Subsidiaries, nor any person acting on its or their behalf has (i) directly or indirectly, taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant hereto under the Securities Act and the rules and regulations of the SEC promulgated thereunder) that might subject the Company Share Issuance to the registration requirements of the Securities Act or (ii) offered the Securities or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person, other than Purchaser, the counterparty to each Other Investment Agreement and other Institutional Accredited Investors, each of which has been offered the Securities at a private sale for investment. As used herein, “Institutional Accredited Investor” means an institutional accredited investor as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. None of the Company nor any of its Subsidiaries has offered the Securities or any similar securities during the six (6) months prior to the date hereof to anyone, other than Purchaser, the counterparty to each Other Investment Agreement and other Institutional Accredited Investors. The Company has no intention to offer the Securities or any similar security during the six (6) months from the date hereof, except as contemplated by the Merger Agreement, this Agreement or each Other Investment Agreement.

(r)          Other Investments.  The per-share purchase price of the shares of Common Stock purchased under each Other Investment Agreement is not less than the Per Share Issue Price.  Except as expressly set forth in the Other Investment Agreements executed as of the date of this Agreement and that has been delivered to Purchaser concurrently with the execution of this Agreement, each Other Investment Agreement does not include provisions that are more favorable to the purchaser party thereto compared to the rights, benefits and obligations of Purchaser under this Agreement (it being understood that each Other Investment Agreement may differ with respect to such other purchaser’s governance rights with respect to the Company).  Except as set forth in the preceding sentence with the respect to the provisions of any Other Investment Agreement, neither the Company nor any of its Subsidiaries has entered into any (or modified any existing) contract, agreement, arrangement or understanding with any purchaser party to the Other Investment Agreements (or any affiliate thereof) that has the effect of establishing rights or otherwise benefiting such other purchaser in a manner more favorable to such purchaser than the rights, benefits and obligations of Purchaser in this Agreement.

(s)          General Solicitation. Neither the Company, nor any Company Subsidiary nor any of their respective affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities, including any (i) article, advertisement, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; (ii) website posting or widely distributed email; or (iii) seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(t)          No Other Representations or Warranties.

(i)          Except for the representations and warranties made by the Company in this Section 2.2, neither the Company, any of its Subsidiaries nor any other person makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company, any of its Subsidiaries nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or its or their respective Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, (B) except for the representations and warranties made by the Company in this Section 2.2, any oral or written information presented to Purchaser or any of its affiliates or its or their respective Representatives in the course of (x) their due diligence investigation of the Company or its Subsidiaries, (y) the negotiation of this Agreement or (z) the transactions contemplated hereby or (C) PACW, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects.

(ii)          The Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 2.3, the Equity Commitment Letter or the Limited Guarantee.

Section 2.3          Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company that:

(a)          Corporate Organization.

(i)          Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser has the corporate, partnership or limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business and, where such concept is recognized under Law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(ii)          As of the date hereof, Purchaser does not have any equity interests or other investments in any corporation, limited liability company, partnership, trust, joint venture or other entity.

(b)          Authority; No Violation.

(i)          Purchaser has full corporate, partnership or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to other actions described in this Section 2.3(b) and Section 2.3(c), to consummate the Closing. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the Closing (including the Company Share Issuance) have been duly and validly approved by Purchaser’s board of directors or other equivalent governing body, as applicable. No other corporate proceedings on the part of Purchaser or any of Purchaser’s partners or equityholders are necessary to approve or adopt this Agreement, for Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(ii)         Neither the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder nor consummation by Purchaser of the transactions contemplated hereby, including the Company Share Issuance, nor compliance by Purchaser with any of the terms or provisions hereof, will (A) violate any provision of Purchaser’s certificate or articles of incorporation or bylaws (or other comparable charter or organizational documents) or (B) assuming that the consents and approvals referred to in Section 2.3(c) are duly obtained, (x) violate any Law applicable to Purchaser or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which Purchaser or any of its properties or assets may be bound, except (in the case of clauses (B)(x) and (B)(y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be expected to materially and adversely affect Purchaser’s ability to consummate the Company Share Issuance and the other transactions contemplated by this Agreement.

(c)          Consents and Approvals. Except for (i) the filing of the requisite Supplemental Listing Application and any other required applications, filings and notices, as applicable, with the NYSE, and the approval of the listing of the shares of Voting Common Stock and shares of Voting Common Stock (A) issued hereunder and (B) to be issued upon the conversion of the Non-Voting Common Equivalent Stock (I) that shall be issuable pursuant hereto and (II) for which the Warrant may be exercised, (ii) the filing with the SEC of any filings that are necessary under the applicable requirements of the Exchange Act, including the filing of the joint proxy statement/prospectus in definitive form relating to the Company Stockholders Meeting, (iii) the filing of the Articles Supplementary with the Maryland Department of State and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Company Share Issuance, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Purchaser of this Agreement or (B) the Company Share Issuance and the other transactions contemplated hereby.  As of the date hereof, Purchaser has no knowledge of any reason why the necessary regulatory approvals and consents, or satisfaction of the condition set forth in Section 1.2(b)(i)(3), will not be received or satisfied, as applicable, in order to permit consummation of the Company Share Issuance and the other transactions contemplated hereby.

(d)          Purchase for Investment. Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any applicable state securities or other securities Laws of the U.S. or any other jurisdiction, that the Securities will be characterized as “restricted securities” under federal securities Laws, and that under such Laws the Securities cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Purchaser (i) is acquiring its beneficial ownership interest in the Securities solely for investment purposes for its own account or for an account over which it exercises discretion for another qualified institutional buyer or accredited investor, and with no present intention of or view towards selling or distributing any of the Securities to any other person, (ii) has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities other than with respect to any transfer to the Specified Person pursuant to Section 4.2(c)(iv), (iii) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable state securities or other securities Laws of the U.S. or any other jurisdiction, (iv) is sophisticated and has such knowledge and experience in financial and business matters and in investments of this type that it is capable of independently evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (v) is an “accredited investor” (as that term is defined in Rule 501 of the Securities Act) and an “institutional account” (as that term is defined under FINRA 4512(c)).

(e)          No “Bad Actor” Disqualification Events. Neither Purchaser nor, to Purchaser’s knowledge, its affiliates, nor any of their respective officers, directors, employees, agents, partners or members, is subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act.

(f)          Information. Purchaser (i) is not being provided with disclosures that would be required if the offer and sale of the Securities were registered under the Securities Act, nor is Purchaser being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Securities; (ii) has had the opportunity to ask questions of and receive answers from the Company directly; (iii) has been provided a reasonable opportunity to undertake and has undertaken its own examination of the Company and its Subsidiaries, PACW and its Subsidiaries and the terms of the Securities to the extent Purchaser deems necessary to make its decision to invest in the Securities and (iv) has availed itself of publicly available financial and other information concerning the Company and its Subsidiaries and PACW and its Subsidiaries to the extent Purchaser deems necessary to make its decision to purchase the Securities. Purchaser has sought such accounting, legal and tax advice as it has considered necessary or advisable to make an informed investment decision, without reliance on the Placement Agent, with respect to its acquisition of the Securities.  Purchaser is only relying on the representations and warranties contained in Section 2.2 in making its investment decision, and not any other statements made by the Company or any of its Representatives.

(g)          Ability to Bear Economic Risk of Investment. Purchaser recognizes that an investment in the Securities involves substantial risk. Purchaser has the ability to bear the economic risk of the prospective investment in the Securities, including the ability to hold the Securities indefinitely, and further including the ability to bear a complete loss of all of Purchaser’s investment in the Company.

(h)          Ownership. As of the date hereof, neither Purchaser nor any of its affiliates (other than any affiliate with respect to which Purchaser is not the party exercising control over investment decisions) are the owners of record or the Beneficial Owners (as such term is defined under Rule 13d-3 under the Exchange Act) of shares of Common Stock or securities convertible into or exchangeable for Common Stock.

(i)          Bank Regulatory Matters.

(i)          Assuming the accuracy of the representations and warranties of the Company set forth in Section 2.2(b)-(c), consummation of the transactions contemplated hereby will not cause Purchaser (together with any of its affiliates) to, directly or indirectly, own, control or have the power to vote ten percent (10.0%) or more of any class of voting securities of the Company for purposes of the BHC Act or the Change in Bank Control Act of 1978 (the “CIBC Act”) or their respective implementing regulations.

(ii)          Other than the Specified Person, Purchaser is not “acting in concert” (as that term is defined in Regulation Y) with any other person in connection with the transactions contemplated by this Agreement, the Merger Agreement or the Other Investment Agreements.

(iii)          Neither Purchaser nor any of its affiliates for purposes of the BHC Act is a bank holding company or “controls” a bank (as that term is defined under the BHC Act or its implementing regulations).

(j)          Equity Financing.

(i)          As of the date hereof, Purchaser has provided the Company with a true, complete and correct copy of the Equity Commitment Letter, pursuant to which the Sponsors have committed, on the terms and subject to the conditions set forth therein, to invest the amounts set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third party beneficiary thereof to the extent, and subject to the conditions and limitations, set forth therein.

(ii)         The Equity Commitment Letter (A) is in full force and effect, (B) is a legal, valid and binding agreement of Purchaser and the Sponsors, as applicable, enforceable against Purchaser and the Sponsors, as applicable, in accordance with its terms and (C) as of the date hereof, has not been amended or modified in any respect, and no such amendment or modification is contemplated as of the date hereof. Other than this Agreement and the Equity Commitment Letter, there are no other contracts, agreements, side letters or arrangements to which Purchaser is a party relating to the funding or investing, as applicable, that would reasonably be expected to adversely affect or delay the availability or conditionality of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.

(iii)        The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, will be, in the aggregate, sufficient to pay the Investment Amount at the Closing (and any and all costs, fees, and expenses of the Purchaser incurred in connection with the negotiation of this Agreement and the performance hereof at or prior to the Closing required to be paid by Purchaser hereunder), on the terms and subject to the conditions contemplated in this Agreement and the Equity Commitment Letter. The Company acknowledges (A) the separate corporate, partnership or limited liability company existence of Purchaser and (B) that the sole asset of Purchaser may be cash in a de minimis amount and its rights under this Agreement and the Equity Commitment Letter, in each case, in accordance with, and subject to, the terms and conditions set forth herein and therein and that no additional funds will be contributed to Purchaser unless and until the Closing occurs pursuant to the terms and conditions hereof.

(iv)         Assuming the accuracy of the representations and warranties set forth in Section 2.2, as of the date hereof no change, event, circumstance, condition, occurrence or development has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Purchaser or the Sponsors pursuant to the Equity Commitment Letter. Subject to the Company’s compliance with this Agreement and assuming the satisfaction of the conditions set forth in Sections 1.2(b)(i) and (ii), Purchaser has no reason, as of the date hereof, to believe that it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter. As of the date hereof, Purchaser has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case, pursuant to and in accordance with the terms of the Equity Commitment Letter.

(v)         The Sponsors have duly executed and delivered to the Company the Limited Guarantee.  As of the date hereof, the Limited Guarantee is in full force and effect and is the valid, binding obligation of the Sponsors, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(k)          Information Supplied.  The information supplied or to be supplied by Purchaser in writing specifically for inclusion or incorporation by reference in any joint proxy statement/prospectus or any other documents filed or to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement, the Merger Agreement or the Other Investment Agreements will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l)          Brokers and Finders. Neither Purchaser nor its affiliates, any of its or their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, in each case, for which the Company would be liable (other than as set forth in Section 4.17).

(m)          No Other Representations or Warranties.

(i)          Except for the representations and warranties expressly made by Purchaser in this Section 2.3 or made by the Sponsors in the Equity Commitment Letter or Limited Guarantee, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser or its businesses, operations, conduct, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to the Company or any of its Subsidiaries or its or their respective Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser or its businesses, operations, conduct, assets, liabilities, conditions (financial or otherwise) or prospects or (B) except for the representations and warranties expressly made by Purchaser in this Section 2.3 or made by the Sponsors in the Equity Commitment Letter or Limited Guarantee, any oral, electronic, written or other information presented or made available to the Company or any of its Subsidiaries or its or their respective Representatives in the course of (x) their due diligence investigation of Purchaser or its affiliates, (y) the negotiation of this Agreement or (z) the transactions contemplated hereby.

(ii)         Purchaser acknowledges and agrees that neither the Company, any of its Subsidiaries nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 2.2.

ARTICLE III

COVENANTS

Section 3.1          Filings; Other Actions.

(a)          Subject to Section 4.7, Purchaser, on the one hand, and the Company, on the other hand, will (and will cause their respective affiliates, including, in the case of Purchaser, the Sponsors, to) cooperate and consult (including as to the timing of Closing and as to the efforts of the Company and PACW to satisfying the conditions to, and consummate, the Merger and the status thereof) with the other party and use reasonable best efforts to promptly prepare and file (as applicable) all permits, consents, approvals, confirmations (whether in writing or orally) and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated hereby and by the Merger Agreement as promptly as reasonably practicable following the date hereof, and to respond to any request for information from any Governmental Entity relating to the foregoing, so as to enable the parties hereto to consummate the transactions contemplated by this Agreement, including the Company Share Issuance.

(b)          To the extent permitted by Law, Purchaser and the Company will (i) have the right to review in advance all the information to the extent relating to such other party, and any of its respective affiliates and its and their respective directors, officers, partners and shareholders, which appears in any filing made with, or written materials submitted to, any Governmental Entity (and to the extent practicable, each will consult with the other party relating to the exchange of such information) and (ii) consult with the other in advance of any substantive meeting or conference with any Governmental Entity that is reasonably likely to relate to or affect Purchaser or its investment in the Company in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each party agrees to act reasonably and as promptly as reasonably practicable. To the extent permitted by Law, each party agrees to keep the other party reasonably apprised of the status of matters referred to in this Section 3.1(b).  Purchaser and the Company shall promptly correct or supplement any information provided by it or on its behalf for use in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party as contemplated hereby, if and to the extent (A) that information previously provided by it or on its behalf shall have become false or misleading in any material respect or (B) necessary or advisable to ensure that such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Materials furnished pursuant to this Section 3.1(b) may be redacted (1) to remove references concerning the valuation of the Company and the transactions contemplated hereby, including the Company Share Issuance, or other Confidential Information, (2) as necessary to comply with contractual arrangements and (3) as necessary to address reasonable privilege concerns, and the parties may reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 3.1(b) as “counsel only” or, as appropriate, as “outside counsel only”.

(c)          Purchaser shall have the reasonable opportunity to review any descriptions of Purchaser, its affiliates or the transactions contemplated by this Agreement prior to the publishing of any joint proxy statement/prospectus or any other documents (other than any filing under Rule 425 of the Securities Act) filed or to be filed with the SEC or any Governmental Entity by the Company or, to the extent the Company has and receives the right to review any such other documents filed or to be filed with the SEC or any Governmental Entity by PACW (if permitted by PACW), in connection with the transactions contemplated by this Agreement.

(d)          To the extent permitted by applicable Law, the parties shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required approval, consent or authorization from a Governmental Entity related to the transactions contemplated by this Agreement will not be obtained or that the receipt of such approval, consent or authorization will be materially delayed or conditioned.

(e)          The Company shall (at (x) the Company Stockholders Meeting (if held) and (y) if the Exemption Amendment is not duly approved at the Company Stockholder Meeting and the Closing occurs, each annual meeting of stockholders of the Company following the Closing Date until such time as the Exemption Amendment is duly approved) use reasonable best efforts (including recommending the Exemption Amendment to its stockholders) to (i) submit to its stockholders a proposal to amend Section F of Article 6 of the Company Articles in a manner to exempt Purchaser and its affiliates (but not any other stockholder of the Company) from the application of Section F of Article 6 of the Company Articles (such amendment, the “Exemption Amendment”) and (ii) obtain the requisite approval of its stockholders of the Exemption Amendment at any such meeting of its stockholders; provided, that following the first anniversary of the Closing, the Company’s obligations contained in this clause (y) shall be subject to receipt of a written request from Purchaser no later than thirty (30) business days prior to the anniversary of the date on which the Company first filed its proxy materials for the preceding annual meeting.  Subject to the Company obtaining the requisite approval of its stockholders of the Exemption Amendment, the Company shall (A) if such requisite approval was obtained at the Company Stockholders Meeting, in connection with the Closing, file the Exemption Amendment with the Maryland Department of State or (B) if such requisite approval was obtained at an annual meeting of stockholders of the Company following the Closing Date, as promptly as practicable thereafter, file the Exemption Amendment with the Maryland Department of State.  Notwithstanding anything herein to the contrary, neither approval of the Exemption Amendment by the stockholders of the Company nor filing (or effectiveness) of the Exemption Amendment with the Maryland Department of State is a condition to the obligation of any party to effect the Closing.

(f)
(i)          Upon the written request of either Purchaser or the Specified Person at any time following the ninetieth (90th) day after the Closing Date, Purchaser, the Specified Person, and the Company shall cooperate in good faith with the Purchaser or the Specified Person, as applicable, and use their respective reasonable best efforts to permit Purchaser, the Specified Person or their respective Permitted Transferee(s), as applicable (but not any other stockholder of the Company), as promptly as practicable, to exchange all or a portion of such person’s shares of Non-Voting Common Equivalent Stock (including shares of Non-Voting Common Equivalent Stock into which the Warrant may be exercised) for shares of Voting Common Stock and/or Non-Voting Common Stock; provided that any such exchange, and the Company’s obligations to effect such exchange under this Section 3.1(f)(i), shall be subject to (A)  receipt of any required permit, authorization, consent, Order or approval from any Governmental Entity in connection with any such exchange and (B) (other than for the Specified Person) receipt of the requisite approval by the Company’s stockholders of the Exemption Amendment; provided, further, that to the extent any approval of the Company’s stockholders is required therefor, (x) Purchaser’s request under this Section 3.1(f)(i) shall have been made no later than thirty (30) business days prior to the anniversary of the date on which the Company first filed its proxy materials for the preceding annual meeting and (y) the Company shall not have any obligation to call a special meeting of its stockholders. It is understood and agreed that this Section 3.1(f)(i) does not expand or modify the convertibility of shares of Non-Voting Common Equivalent Stock, which convertibility is governed exclusively by the Articles Supplementary.

(ii)         If the Federal Reserve or any other applicable banking regulator provides notice or other communication to the Company that the Non-Voting Common Equivalent Stock will not, or is not reasonably expected to, be treated as common equity tier 1 capital for purposes of Federal Reserve Regulation Q at 12 C.F.R. part 217 or any similar or successor regulation governing the capital adequacy of banking organizations, then, notwithstanding anything to the contrary herein, (A) the Company shall at the Closing (1) sell and issue to Purchaser, and Purchaser shall purchase from the Company, solely shares of Voting Common Stock (rather than Non-Voting Common Equivalent Stock) at the same per share price and on the same terms and conditions as set forth herein and (2) issue to Purchaser the Warrant with the shares thereunder being Voting Common Stock (rather than Non-Voting Common Equivalent Stock) and (B) the parties shall cooperate in good faith to make any amendments, supplements or modifications to this Agreement as may be necessary to reflect such changes and give effect to the intention of the parties pursuant hereto.

(iii)        If, as a result of, or pursuant to, the provisions of either Section 3.1(f)(i) or Section 3.1(f)(ii), Purchaser will acquire, or be deemed by the Federal Reserve or any other banking regulator having jurisdiction over the Company or Company Bank to be acquiring, ten percent (10%) or more of a class of voting securities of the Company, then, notwithstanding Section 4.7 or anything herein to the contrary, (A) the obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to receipt of any additional approval, consent or non-objection of the Federal Reserve or any other Governmental Entity (whether sought pursuant to the CIBC Act, the California Financial Code or incorporated within a Governmental Entity’s consideration of applications made by the Company) required in connection with the acquisition or control of 10% or more of a class of voting securities of the Company (the “Voting Regulatory Approvals”); (B) each of Purchaser and the Company, shall use (and cause its affiliates, including the Sponsors, to use) its and their reasonable best efforts to obtain the Voting Regulatory Approvals, including by furnishing to the Federal Reserve or other applicable Governmental Entity such information as is usual and customary in connection with such applications by similarly situated investors or issuers, as applicable, but subject to the limitations set forth in Section 4.7; (C) the condition to closing in Section 1.2(b)(i)(3), as it relates to the CIBC Act, shall not apply; (D) the percentage referenced in Purchaser’s representation at Section 2.3(i)(i) shall be twenty four point nine percent (24.9%); and (E) Section 4.7(a)(ii)(B) regarding the CIBC Act shall not apply; provided, however, that this Section 3.1(f)(iii) shall not require Purchaser or the Company to take any action, or commit to take or refrain from taking any action, or accept or agree to any condition or restriction, in connection with obtaining the Voting Regulatory Approvals that would or would be reasonably be expected to be a Materially Burdensome Condition; provided, that in the event that a Materially Burdensome Condition has been asserted, the Company will be fully released of its obligations under this Section 3.1(f) and any obligation with respect to the Exemption Amendment.

(g)          Each party shall execute and deliver after the Closing, such further certificates, agreements, instruments and other documents and take such other actions as the other party may reasonably request, in each case, to consummate, implement or evidence the Company Share Issuance, the Exemption Amendment and any exchange contemplated by Section 3.1(f)(i).

(h)          The covenants in Section 3.1(a)-Section 3.1(d) shall terminate effective upon the consummation of the Closing.

Section 3.2          Information Rights.

(a)          Following the Closing, so long as Purchaser, together with its affiliates, beneficially owns in the aggregate at least the lesser of (i) 2.5% of the outstanding shares of Common Stock (on an As-Converted Basis) and (ii) 50% of the Common Stock (on an As-Converted Basis and after giving effect to any Permitted Transfer pursuant to Section 4.2(c)(iv)) that Purchaser beneficially owns immediately following the Closing (the “Information Rights Period”), solely for Permitted Purposes, at Purchaser’s sole cost and expense, the Company shall, and shall cause each of its Subsidiaries to, afford Purchaser and its officers, employees, accountants, counsel and other Representatives reasonable access upon prior written notice and during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries to the (A) officers, employees, properties, offices and other facilities of the Company and its Subsidiaries, and (B) contracts, licenses, books and records and other documents relating to the business of the Company and its Subsidiaries.

(b)          Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall be obligated to provide such access, materials or information to the extent the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) violate or prejudice the rights of its clients, depositors or customers, (ii) result in the disclosure of trade secrets or competitively sensitive information in a manner detrimental to the Company or any of its Subsidiaries, (iii) violate any Law or agreement or obligation of confidentiality owing to a third party (including any Governmental Entity), (iv) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (v) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened claim, action, suit, litigation, investigation, examination or proceeding asserted by Purchaser; provided, however, that the Company shall use reasonable best efforts to make other arrangements (including using reasonable best efforts to redact information or make substitute disclosure arrangements) that would enable disclosure to Purchaser to occur without, in the case of the (A) foregoing clause (i), violating or prejudicing such right; (B) foregoing clause (ii), disclosing such trade secrets or competitively sensitive information in a manner detrimental to the Company or any of its Subsidiaries; (C) foregoing clause (iii), violating such Law or agreement or obligation; (D) foregoing clause (iv), jeopardizing such privilege; and (E) foregoing clause (v), such adverse consequences.

Section 3.3          Confidentiality.

(a)          Each of Purchaser and the Company shall (and shall cause its affiliates and its and its affiliates’ respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) to) hold all information furnished by or on behalf of the other party or its affiliates or their respective Representatives in confidence to the extent required by, and in accordance with, the provisions of the non-disclosure agreement, dated June 23, 2023, by and between Warburg Pincus LLC and the Company (the “Confidentiality Agreement”). Further, Purchaser shall (and shall cause its affiliates and its and its affiliates’ respective Representatives to) hold all information furnished by, on behalf of or in respect of PACW or its affiliates or their respective Representatives in confidence to the extent required by, and in accordance with, the provisions of that certain non-disclosure agreement, dated March 12, 2023, by and between Warburg Pincus LLC and PACW (the “PACW NDA”). Notwithstanding the foregoing, the provisions of Section 3.3(b) and Section 4.1 will supersede any conflicting provision in the Confidentiality Agreement or, after the Closing, the PACW NDA (but non-conflicting provisions will otherwise continue in full force and effect in accordance with their respective terms).

(b)          In addition to Purchaser’s obligations under the Confidentiality Agreement and the PACW NDA, from the Closing until two (2) years after the last date of the Director Rights Period, Purchaser shall (and shall cause its affiliates and its and its affiliates’ respective Representatives to) (i) keep confidential any information (including oral, written, electronic or other information) concerning the Company or its affiliates (including, for such purpose, PACW and its affiliates) that has been, will be or may be furnished to Purchaser, its affiliates or their respective Representatives by or on behalf of the Company (or its affiliates) or any of its or their respective Representatives pursuant hereto or in connection with Purchaser’s (or its affiliates’) investment or potential investment in the Company (collectively, the “Confidential Information”) and (ii) use the Confidential Information solely for the purposes of evaluating, monitoring, administering or taking any other action with respect to Purchaser’s (or its affiliates’) investment in the Company (including pursuing any sale or disposition of all or part of its investment in the Company), complying with Purchaser’s (or its affiliates’) legal, regulatory, tax or other compliance obligations, or ensuring compliance with the terms of, enforcing, defending or understanding any right or obligation in respect of this Agreement, the Company Articles, the Articles Supplementary, the Company Bylaws or any other agreement or instrument relating to the Company (any of the foregoing, a “Permitted Purpose”; provided that notwithstanding the foregoing or anything to the contrary herein or in the Confidentiality Agreement, Purchaser (and its affiliates and its and its affiliates’ respective Representatives) shall be free to use (x) for any purpose any information in intangible form, retained in the unaided memory of such persons, relating to or resulting from access to Confidential Information and (y) any generalized learnings from evaluating, monitoring and administering Purchaser’s (or its affiliates’) investment in the Company, which do not constitute tangible Confidential Information furnished by or on behalf of the Company (or its affiliates) or any of its or their respective Representatives, for purposes of evaluating or modifying their business strategies); provided that the Confidential Information shall not include information that (i) was or becomes generally available to the public, other than as a result of a disclosure by Purchaser, its affiliates or their respective Representatives in violation of this Section 3.3(b), the Confidentiality Agreement or the PACW NDA, (ii) was or becomes available to Purchaser, its affiliates or their respective Representatives on a non-confidential basis from a source (other than the Company, its affiliates, PACW, its affiliates or any of their respective Representatives), so long as such source was not, to Purchaser’s, its affiliates’ or their respective Representatives’ (as applicable) knowledge, subject to any obligation to the Company or its Subsidiaries to keep such information confidential, (iii) at the time of disclosure is already in the possession of Purchaser, its affiliates or their respective Representatives, so long as such information is not, to Purchaser’s, its affiliates’ or their respective Representatives’ (as applicable) knowledge, subject to any obligation to the Company or its Subsidiaries to keep such information confidential, or (iv) was independently developed by Purchaser, its affiliates or its or their respective Representatives without reference to, incorporation of, reliance on or other use of any Confidential Information.

(c)          Each of the Company and Purchaser agree, on behalf of themselves, their affiliates and its and their respective Representatives, that Confidential Information may be disclosed by Purchaser and its affiliates solely (i) to Purchaser’s affiliates and its and their respective Representatives to the extent required for a Permitted Purpose; provided that Purchaser direct such persons to treat the Confidential Information in a confidential manner and in accordance with the terms herein, (ii) to any Permitted Transferees pursuant to Section 4.2(c); provided, that such Permitted Transferee has entered into a confidentiality agreement pursuant to which such Permitted Transferee agrees to treat the Confidential Information in a confidential manner and in accordance with the terms herein and pursuant to which Purchaser or one of its affiliates agrees to be responsible for any breach by such Permitted Transferee in accordance with the terms of the confidentiality agreement, and (iii) in the event that the Purchaser, any of its affiliates or any of its or their respective Representatives are required by Law or requested or required by any Governmental Entity (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each case, so long as Purchaser, its affiliates and its and their respective Representatives (as applicable), to the extent reasonably practicable and permitted by Law, (A) promptly provide notice thereof to the Company, (B) reasonably cooperate with the Company (at the Company’s sole expense) to resist or narrow such request or requirement, including in seeking a protective order or other appropriate remedy, prior to any such disclosure and (C) limit such disclosure to that which is then so required or requested and use reasonable efforts to obtain assurances that confidential treatment will be accorded to such disclosed Confidential Information; provided, that, for the avoidance of doubt, the foregoing clauses (A), (B) and (C) shall not apply to disclosure requests or requirements of a Governmental Entity which are not specifically targeted at this Agreement, the parties hereto or the transactions contemplated hereby.

Section 3.4          Public Announcement.

(a)          Purchaser acknowledges that the initial press release with respect to the execution and delivery of the Merger Agreement, this Agreement and the Other Investment Agreements shall be a release mutually agreed to by the Company and PACW; provided that, prior to the issuance of such press release, the Company shall (i) consult with Purchaser about, (ii) allow Purchaser reasonable time to comment on and (iii) agree with Purchaser on, in each case, such portions of the release or announcement describing Purchaser, this Agreement and the investment in the Company by Purchaser contemplated hereunder.

(b)          Thereafter, (i) the Company shall not (and shall cause its affiliates and its and their respective Representatives not to) make any public release, statement or announcement in respect of this Agreement or the proposed or actual investment in the Company by Purchaser contemplated hereunder and (ii) Purchaser shall not (and shall cause its affiliates and its and their respective Representatives not to) make any public release, statement or announcement in respect of this Agreement, the proposed or actual investment in the Company by Purchaser contemplated hereunder, the Merger Agreement or the transactions contemplated thereby, in each case, except (A) as required by Law, in which case, to the extent permitted by Law and practicable under the circumstances, the party required to make such release, statement or announcement shall consult with the other party about, and allow the other party reasonable time to comment on (and shall consider such comments in good faith), such release, statement or announcement in advance of such issuance, (B) communications by the Company to its stockholders and employees that are reasonably necessary or advisable in connection with the Company Share Issuance, the issuance of Voting Common Stock pursuant to the Merger Agreement, the issuance of Voting Common Stock and Non-Voting Common Equivalent Stock and the Other Warrants pursuant to any Other Investment Agreement or the Mergers, (C) with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), or (D) for such releases, statements or announcements that are consistent with other such releases, statements or announcements made on or after the date hereof in compliance with this Section 3.4.  Notwithstanding anything in the foregoing, Purchaser and each of its affiliates may provide customary disclosure of the status and subject matter of this Agreement and transactions contemplated hereby to their respective limited partners and investors, subject to customary confidentiality undertakings.

Section 3.5          Pre-Closing Period Conduct.

(a)          Prior to the earlier of the Closing or the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), except (i) as may be required by Law applicable to the Company or any of its Subsidiaries, (ii) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) or (iii) as may be expressly contemplated or required by this Agreement (including as set forth in the Company Disclosure Schedule) or expressly contemplated, required or permitted by the Merger Agreement, the Company shall, and shall cause each of its Subsidiaries to (A) carry on its business in the ordinary course of business in all material respects, (B) use reasonable best efforts to maintain and preserve its and such Subsidiary’s advantageous businesses (including its organization, assets, properties, goodwill and insurance coverage), (C) use reasonable best efforts to preserve its advantageous business relationships with customers, strategic partners, suppliers, employees, distributors and others having business dealings with it and (D) take no action that would reasonably be expected to adversely and materially affect or materially delay the ability to obtain any necessary approvals of any Governmental Entity in connection with the transactions contemplated hereby (it being understood that this clause (D) shall not require the Company to take any action, or commit to take or refrain from taking any action, or agree to any condition or restriction, in connection with obtaining the foregoing approvals of any Governmental Entities that would or would be reasonably be expected to cause a Materially Burdensome Regulatory Condition (as defined in the Merger Agreement)).

(b)          During the Pre-Closing Period, except as permitted by the exceptions in Section 3.5(a)(i)-(iii) and the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:

(i)          adjust, split, combine or reclassify any capital stock;

(ii)         make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except, in each case, (A) regular quarterly cash dividends at a rate not in excess of $0.10 per share of Common Stock, (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, or (C) the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)        issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of the Company or any of its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of the Company or any of its Subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

(iv)         sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (other than Intellectual Property (as defined in the Merger Agreement)) to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(v)          amend the Company Articles, Company Bylaws or comparable governing or organizational document, in each case, in a manner that would materially and adversely affect Purchaser;

(vi)         materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; or

(vii)        agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 3.5(b).

(c)          The Company shall not, without the prior written consent of Purchaser, (x) amend, modify or agree to any waiver of any of the following terms or provisions of the Merger Agreement (or any defined terms used in those sections or exhibits or schedules incorporated by reference therein): (i) the Exchange Ratio (as defined in the Merger Agreement), (ii) Materially Burdensome Regulatory Condition (as defined in the Merger Agreement) and Section 6.1(c) of the Merger Agreement, (iii) Sections 1.10, 1.11 and 5.2(b)(i), 5.2(b)(iii) (except in connection with any broad-based grant of equity awards by PACW other than for retention purposes), 5.2(b)(iv) (except in connection with any broad-based grant of equity awards by PACW other than for retention purposes), 5.2(c) (but only if the sale, transfer, mortgage, encumbrance or disposal would typically be considered by the Board of Directors), 5.2(k) (but only if the granting of such waiver or consenting to such amendment by the Company requires the approval of the Board of Directors) of the Merger Agreement, in any case in a manner that would adversely affect Purchaser (or its affiliates) (including in its capacity as a holder of Securities from and after the Closing) or 6.18 of the Merger Agreement, (iv) Article VII of the Merger Agreement or (vii) Article VIII of the Merger Agreement or (y) except with respect to any matter that is otherwise expressly permitted in the foregoing clause (x), amend, modify or agree to any waiver (other than a waiver solely to the extent it permits compensatory equity award grants that would otherwise require consent) of any term or provision in the Merger Agreement (including any of the exhibits or schedules thereto) which is not operational in nature and which would change the nature or amount of the consideration payable to PACW’s equityholders under the Merger Agreement.

(d)          The Company shall deliver to Purchaser, reasonably promptly (and in any event within three (3) business days), copies of any consents or waivers or requests for consents or waivers pursuant to Section 5.1, Section 5.2 or Section 5.3 of the Merger Agreement and copies of any other amendments, modifications, consents or waivers to or under the Merger Agreement.

(e)          The Company and its Subsidiaries shall use their reasonable best efforts to take or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement on the terms and conditions described in the Merger Agreement, including using their reasonable best efforts to (i) satisfy in all material respects on a timely basis all conditions and covenants under the control of the Company in the Merger Agreement and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in the Merger Agreement have been satisfied, consummate the Merger and the other transactions contemplated by the Merger Agreement substantially concurrently with the consummation of the transactions contemplated by this Agreement and the Other Investment Agreement. Without limiting the generality of the foregoing, the Company shall give Purchaser prompt (and, in any event five (5) business days) written notice of (i)  gaining actual knowledge of any breach or default or alleged breach or default by it or PACW to the Merger Agreement; and (ii) of the receipt of any written notice or other written communication from PACW with respect to any actual, potential or claimed breach, default, termination or repudiation by PACW to any provision of the Merger Agreement.

(f)          The Company and its Subsidiaries shall not enter into any (or modify any existing) Other Investment Agreement or other contract, agreement, arrangement or understanding with any purchaser party to the Other Investment Agreements (or any affiliate thereof) that would result in any failure of the representations and warranties set forth in Section 2.2(r) to be true and correct.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1          Standstill.

(a)          During the Director Rights Period, unless (x) specifically requested in writing in advance by the Company, (y) the Company having given its prior written consent or (z) in connection with the express terms hereof, neither Purchaser nor any of its affiliates will, directly or indirectly (or assist, advise, act in concert or participate with or encourage others to):

(i)          acquire (or agree, offer or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including beneficial ownership of any material portion of the assets or securities of the Company or any of its Subsidiaries, or any rights or options to acquire such ownership (including from any third party);

(ii)          publicly offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any Company Subsidiary (other than the Mergers);

(iii)        (A) call or requisition, or seek to call or requisition, any meeting of stockholders of the Company or provide to any third party a proxy, consent or requisition to call any meeting of stockholders of the Company, (B) seek to have the stockholders of the Company authorize or take corporate action by written consent without a meeting, solicit any consents from stockholders or grant any consent or proxy for a consent to any third party seeking to have the stockholders of the Company authorize or take corporate action by written consent without a meeting, (C) seek representation on the Board of Directors (other than, and provided that the foregoing will not limit Purchaser’s rights hereunder, with respect to the Board Representative), (D) seek the removal of any member of the Board of Directors, (E) make a non-binding or precatory vote, of stockholders of the Company or (F) make a request for the Company’s stock ledger pursuant to Section 2-513 of the Maryland Corporations and Associations Code;

(iv)         solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), regardless of whether such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into, exchangeable for or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(I)(2)(iv)(A);

(v)          knowingly enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (i)-(iv) or knowingly form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any voting securities of the Company or its Subsidiaries;

(vi)         file a Schedule 13D (or amendment thereto) with respect to the Company or any of its outstanding voting securities, except as required by Law; or

(vii)        make any public disclosure, or take any action that could reasonably be expected to require either party to make a public disclosure, with respect to any of the matters set forth in this Section 4.1(a).

(b)          Notwithstanding Section 4.1(a), Purchaser, its affiliates and its and their respective Representatives may discuss the transactions contemplated Section 4.1(a) with, make a non-binding proposal for such transactions to, or request any amendment, waiver or consent to Section 4.1(a) from, the Board of Directors or the Chief Executive Officer of the Company, as long as all such discussions, non-binding proposals and requests (i) are kept strictly confidential by Purchaser, its affiliates and its and their respective Representatives and (ii) would not reasonably be expected to require public disclosure by either party (or any of their respective affiliates) pursuant to any Law or the rules, regulations or requirements of any national securities exchange or inter-dealer quotation system on which any party’s or its affiliates’ securities may be listed or quoted.

(c)          Notwithstanding the foregoing, nothing in this Section 4.1 shall be construed to (i) restrict Purchaser or its affiliates from confidentially communicating with their Representatives and affiliates about such transactions, (ii) prohibit investments made in the ordinary course of business only if not specifically targeted to an investment in the Company or (iii) prohibit exercise of Purchaser’s rights under Section 4.4, Section 4.5 or elsewhere in this Agreement.

(d)          As used herein, the term “beneficial ownership” (or any variation thereof) shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act; provided that the following will be deemed to be an acquisition of beneficial ownership of securities:  (i) establishing or increasing a call equivalent position with respect to such securities within the meaning of Section 16 of the Exchange Act; or (ii) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.

Section 4.2          Transfer Restrictions.

(a)          Lock-Up. From and after the Closing, Purchaser shall not (and shall not permit its affiliates to), directly or indirectly, Transfer any Securities acquired pursuant hereto, except (x) as otherwise expressly permitted hereby and (y) that (subject to Section 4.2(b)):

(i)          following the ninety (90) day anniversary of the Closing Date, the Transfer restrictions set forth in this Section 4.2(a) shall cease to apply to 75.00% of the shares of Voting Common Stock issued pursuant hereto (determined on an As-Converted Basis);

(ii)         following the one hundred and eighty (180) day anniversary of the Closing Date, the Transfer restrictions set forth in this Section 4.2(a) shall cease to apply to the shares of Voting Common Stock issued pursuant hereto (determined on an As-Converted Basis); and

(iii)        any Transfers effected pursuant to Section 4.2(a)(i) and Section 4.2(a)(ii) may be of Voting Common Stock, Non-Voting Common Equivalent Stock, the Warrant or any combination thereof.

(b)          Additional Restrictions on Transfer.  From and after the Closing, subject to Section 4.2(a), Purchaser shall not (and shall not permit its affiliates to), directly or indirectly, Transfer any shares of (x) Non-Voting Common Equivalent Stock (including shares of Non-Voting Common Equivalent Stock for which the Warrant may be exercised) to any person and (y) Voting Common Stock acquired pursuant hereto, including any shares of Voting Common Stock into which any shares of Non-Voting Common Equivalent Stock are converted (including at the time of any such Transfer), to any:

(i)          Activist Investor;

(ii)         Competitor of the Company or any of its Subsidiaries set forth on Section 4.1(b)(ii) of the Company Disclosure Schedule; or

(iii)        Sanctioned Party.

(c)          Permitted Transfers.  Notwithstanding anything herein to the contrary, but subject to Section 4.2(b), Purchaser and its affiliates may at any time Transfer any portion or all of its shares of Voting Common Stock and Non-Voting Common Equivalent Stock as follows (each, a “Permitted Transfer” and the transferee a “Permitted Transferee”):

(i)          to any (A) affiliate of Purchaser under common control with Purchaser’s ultimate parent, general partner or investment advisor (any such transferee shall be included in the term “Purchaser”) or (B) limited partner, shareholder or member of Purchaser, but in each case only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement;

(ii)         pursuant to a merger, division, consolidation, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company or its Subsidiaries; provided that such transaction has been approved by the Board of Directors (or a committee thereof);

(iii)        in connection with (A) Purchaser and its affiliates’ ordinary course security pledging activity and (B) transfers pursuant to or following exercise of applicable remedies by creditors of Purchaser and its affiliates;

(iv)        to any person set forth on Section 4.2(c)(iv) of the Company Disclosure Schedule (the “Specified Person”), not more than 2,032,520 shares of Non-Voting Common Equivalent Stock (and, after the one hundred and eight (180) day anniversary of the Closing Date, a corresponding portion of the Warrant that entitles Purchaser to purchase a number of shares of Non-Voting Common Equivalent Stock equal to the product of (x) the quotient obtained by dividing 25 by 325 multiplied by (y) the aggregate number of such shares issuable pursuant to the Warrant) (such securities collectively, the “Specified Person Securities”); provided that (A) concurrent with (and as a condition to) such transfer, the Specified Person deliver to the Company an undertaking reasonably acceptable to the Company that such person shall be bound by the provisions of Section 4.2(a) and Section 4.2(b) (subject to the exceptions set forth in Section 4.2(c)) and Section 4.3 as if such person were a party hereto; provided that Purchaser shall have procured the agreement of the Specified Person on or about the date hereof to use the reasonable best efforts required of Purchaser under this Agreement (and subject to the limitations on such efforts set forth in this Agreement) to obtain any approval, consent or non-objection from any Governmental Entity that may be required in connection with such Transfer and to promptly furnish the information that may be required by such efforts in connection with obtaining any such approval, consent or non-objection; provided, further that if the proposed Transfer of the Specified Person Securities to the Specified Person shall reasonably be expected to delay in any material respect, impede or impair the receipt of the Requisite Regulatory Approvals (as defined in the Merger Agreement) or the Closing, then Purchaser hereby agrees that it shall not Transfer the Specified Person Securities to the Specified Person pursuant to this Section 4.2(c)(iv) or take any action in furtherance thereof;

(v)          to the Company;

(vi)          to the extent Purchaser determines, based on the advice of external legal counsel and following consultation with the Company, that such Transfer is necessary to avoid a Materially Burdensome Condition; or

(vii)          following the expirations of the periods set forth in Section 4.2(a)(i) and Section 4.2(a)(ii), with respect to the number of shares of Voting Common Stock (or Non-Voting Common Equivalent Stock, the Warrant or any combination thereof) permitted to be Transferred thereby, to any third party who is not prohibited by the terms of Section 4.2(b).

(d)          Permitted Public Markets Transfers. Section 4.2(b) shall not restrict any Transfer of shares of Common Stock (including any Non-Voting Common Equivalent Stock that, upon such Transfer, would be converted into Voting Common Stock in connection with such Transfer) in the public markets pursuant to any bona fide (i) underwritten public offering, so long as Purchaser or its affiliates, as applicable, effecting any such Transfers shall not instruct the managing underwriters of any such underwritten public offering to include as transferees any person contemplated by Section 4.2(b)(ii) from such underwritten public offering, (ii) firm commitment offering to one or more broker-dealers for resale under Rule 144A and/or Regulation S of the Securities Act, if such offering is permitted under the Securities Act, or (iii) sale under Rule 144 so long as such sale is not intended to avoid the restrictions set forth in Section 4.2(b) and complies with paragraph (f)(1)(i) of Rule 144.

(e)          Definitions.

(i)          “Activist Investor” means, as of any date of determination, a person that (A) is identified on the most-recently available “SharkWatch 50” list as of such date.

(ii)          “Sanctions” means those applicable trade, economic and financial sanctions Laws (in each case having the force of law) administered, enacted or enforced from time to time by (A) the U.S. (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State), (B) the European Union (“E.U.”) or any E.U. member states, (C) the United Nations (“U.N.”), or (D) the United Kingdom (“U.K.”) (including His Majesty’s Treasury).

(iii)          “Sanctioned Party” means any person that is (A) the subject or target of Sanctions, (B) operating, organized or resident in a country or region that is itself the subject or target of any Sanctions, (C) included on any list of the U.S., E.U., U.K. or U.N. (including any Governmental Entity thereof) of persons subject to Sanctions, or (D) controlled or fifty percent (50%) or more owned by, or acting on behalf of, any person contemplated by the foregoing clauses (A) or (C).

(iv)          “Transfer” by any person means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, encumber or similarly dispose of or transfer (by merger, disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by merger, disposition, operation of law or otherwise), of any interest in any equity securities beneficially owned by such person.

Section 4.3          Hedging. In furtherance and not in limitation of Section 4.2, Purchaser agrees that, from the date hereof until the earlier of (x) the one hundred and eighty (180) day anniversary of the Closing Date or (y) the termination of this Agreement pursuant to Section 5.1, it shall not (and shall cause its affiliates not to), directly or indirectly, enter into any hedging, derivative, swap or similar agreement, arrangement or transaction, the value of which is based upon the value of any of the shares of capital of the Company or PACW, except for transactions involving an index-based portfolio of securities that includes capital stock of the Company or PACW (provided that the value of such capital stock in such portfolio is not more than five percent (5%) of the total value of the portfolio of securities).

Section 4.4          Gross-up Rights.

(a)          During the Information Rights Period, solely to the extent permitted by Law, if the Company proposes to newly issue a number of shares of Common Stock or preferred stock convertible to or exchangeable for Common Stock (other than an Excluded Issuance), then the Company shall:

(i)          give written notice to Purchaser (no less than ten (10) business days prior to the closing of such issuance or, if the Company reasonably expects such issuance to be completed in less than ten (10) business days, such shorter period (which shall not be less than five (5) business days)), setting forth in reasonable detail (A) the expected price (which may be a formula or unspecified future closing price) and other terms of the proposed sale of such Common Stock or preferred stock, as applicable, and (B) the amount of such Common Stock or preferred stock, as applicable, proposed to be issued (the “Proposed Securities”); provided that following the delivery of such notice, the Company shall deliver to Purchaser any such information Purchaser may reasonably request in order to evaluate the proposed issuance, except that the Company shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the other proposed purchasers of the Proposed Securities; provided, further, that if such information is subsequently provided to the proposed purchasers of the Proposed Securities, it shall also be delivered to Purchaser substantially contemporaneously; and

(ii)          offer to issue, convey and sell to Purchaser, on such terms as the Proposed Securities are issued and upon full payment by Purchaser, a portion of the Proposed Securities equal to the percentage of Common Stock beneficially owned by Purchaser (calculated on an As-Converted Basis as of immediately prior to the issuance of the Proposed Securities) (such amount of Proposed Securities, the “Participation Portion”).

(b)          Purchaser will have the right (but not the obligation), exercisable by irrevocable written notice to the Company, to accept the Company’s offer and irrevocably commit Purchaser to purchase any or all of the Participation Portion on the terms specified in such notice from the Company (the “Gross-up Right”), which notice must be given within five (5) business days (or if the notice by the Company was sent in accordance with the preceding paragraph five (5) business days prior to the proposed issuance date, within three (3) business days) after receipt of such notice from the Company (the failure of Purchaser to respond within such time period shall be deemed an irremovably and unconditional waiver of Purchaser’s Gross-up Rights with respect to such issuance of Proposed Securities).  The closing of the exercise of such Gross-up Right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such Gross-up Right; provided, however, that the closing of any purchase of Proposed Securities by Purchaser may be extended beyond the closing of the sale of the Proposed Securities giving rise to such Gross-up Right to the extent necessary to obtain required approvals from any Governmental Entity to consummate the issuance and purchase of Proposed Securities to Purchaser pursuant to such Gross-up Right.  Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that Purchaser has not elected to purchase during the sixty (60) days following such expiration on terms and conditions not more favorable (other than in de minimis respects) to the purchasers thereof than those offered to Purchaser in the notice delivered in accordance with Section 4.4(a); provided, however, that such sixty (60)-day period may be extended an additional forty-five (45) days if a definitive agreement for the issuance of the Proposed Securities has been entered into prior to the end of such sixty (60)-day period and the Company has not issued the Proposed Securities due to the need for the Company, its Subsidiaries or any proposed purchaser of the Proposed Securities to obtain any required approval from any Governmental Entity to consummate the sale, issuance and purchase of Proposed Securities.  Any Proposed Securities offered, issued, conveyed or sold by the Company after such sixty (60)-day period (as may be extended in accordance with the foregoing sentence) must be reoffered to issue, convey or sell to Purchaser pursuant to and subject to the terms of this Section 4.4. Notwithstanding anything in this Section 4.4 to the contrary, the Company shall not be under any obligation to consummate any proposed issuance of Proposed Securities giving rise to any Gross-up Right, and there shall be no liability under this Section 4.4 on the part of the Company or any of its Subsidiaries to Purchaser, its affiliates or any other person, if the Company does not consummate a previously proposed issuance of Proposed Securities, regardless of whether Purchaser has delivered an irrevocable notice pursuant to this Section 4.4(b).

(c)          The election by Purchaser not to exercise its Gross-up Right in any one instance shall not affect Purchaser’s Gross-up Right as to any subsequent proposed issuance of Proposed Securities.

(d)          In the case of an issuance subject to this Section 4.4 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board of Directors.

(e)          In the event that the Company is not required to offer or reoffer to Purchaser any Proposed Securities because such issuance would require the Company to obtain shareholder approval in respect of the issuance of any Proposed Securities under the listing rules of the NYSE or any other securities exchange or any other Law, the Company shall, upon Purchaser’s reasonable request delivered to the Company in writing within no later than five (5) business days following its receipt of the written notice of such issuance to Purchaser pursuant to Section 4.4(a)(i), consider and discuss in good faith modifications proposed by Purchaser to the terms and conditions of such portion of the Proposed Securities that would otherwise be issued to Purchaser such that the Company would not be required to obtain shareholder approval in respect of the issuance of such Proposed Securities as so modified.

(f)          The Company shall have no obligations pursuant to this Section 4.4 (including any obligation to offer to issue and sell to Purchaser any Proposed Securities) if the Board of Directors determines in good faith and based on the reasonable advice of external counsel (such counsel to be a law firm possessing recognized expertise with respect to Laws in the applicable jurisdiction(s) at issue), to the extent permitted by Law after consultation with Purchaser, that the exercise of Purchaser’s Gross-up Right (or any portion thereof) would or would reasonably be expected to (i) result in a materially adverse regulatory consequence to the Company or its Subsidiaries, (ii) violate any Laws or (iii) subject to compliance with the terms and conditions set forth in Section 4.4(e), require the Company to obtain shareholder approval in respect of the issuance of any Proposed Securities under the listing rules of the NYSE or any other securities exchange or any other Law; provided, however, that if the Company is relying on this Section 4.4(f), it must use reasonable best efforts to provide prior written notice to Purchaser at least ten (10) business days prior to the completion of the issuance of such securities, and shall discuss with Purchaser in good faith whether the offering of Proposed Securities can be structured without triggering the conditions set forth in clauses (i)-(iii) herein.

(g)          Notwithstanding anything herein to the contrary, if, in connection with exercising its Gross-up Right, Purchaser requests that Purchaser be issued, in whole or in part, Non-Voting Common Equivalent Stock in lieu of the Proposed Securities that are Voting Common Stock, then the Company shall reasonably cooperate with Purchaser to modify the proposed issuance of Proposed Securities to Purchaser to the extent permitted by Law; provided that if, following such reasonable cooperation, it is not permitted by Law for the issuance of Proposed Securities that are Voting Common Stock to be modified to accommodate such request, the Company shall only be obligated to issue and sell to Purchaser such number of shares of Voting Common Stock that Purchaser has indicated it is willing to purchase (and subject to the limitations contained in this Section 4.4).

(h)          Notwithstanding anything herein to the contrary, (i) if the Board of Directors reasonably determines that the Company is in need of emergency financing, the Company shall not be deemed to have breached this Section 4.4 if in connection with or promptly following (and no later than ten (10) business days after) the issuance or sale of any Proposed Securities in contravention of this Section 4.4, the Company offers to sell a portion of such Proposed Securities to Purchaser, so that, taking into account such previously-issued Proposed Securities, Purchaser shall have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon the same economic and other terms provided for in this Section 4.4; and (ii) Purchaser shall have no right to purchase Proposed Securities pursuant to this Section 4.4 if, at the applicable time, (A) Purchaser is not an “accredited investor” (as that term is defined in Rule 501 of the Securities Act) and an “institutional account” (as that term is defined under FINRA 4512(c)), or (B) Purchaser is an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

(i)          Purchaser may elect to exercise its rights pursuant to this Section 4.4 directly or through on or more of its affiliates so long as such affiliate executes a joinder to this Agreement with the Company agreeing to be bound by the obligations and restrictions applicable to Purchaser hereunder.

(j)          Definitions:

(i)          “As-Converted Basis” means, at any time, the applicable number of shares of Common Stock issued and outstanding, counting as shares of Common Stock issued and outstanding, without duplication, all shares of Common Stock (A) issued and outstanding, (B) into which shares of Non-Voting Common Equivalent Stock issued and outstanding are convertible, (C) into which the Warrant may be converted or exchanged (including through the conversion of Non-Voting Common Equivalent Stock issuable under the Warrant), (D) into which the Other Warrants may be converted or exchanged (including through the conversion of Non-Voting Common Equivalent Stock issuable under the Other Warrants) and (E) into which shares of preferred stock of the Company that are issued and outstanding are convertible or exchangeable.

(ii)          “Excluded Issuance” means the issuance of any equity securities of the Company (including the issuance of securities convertible, redeemable, exercisable or otherwise exchangeable for equity securities of the Company) (A) as part of compensatory arrangements to directors, officers, employees, consultants or other agents of the Company or its Subsidiaries, as approved by the Board of Directors or any committee thereof (including upon exercise of options), (B) pursuant to any employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan or similar benefit plan, program or agreement of the Company or any of its Subsidiaries for their respective employees, as approved by the Board of Directors or any committee thereof, (C) as consideration in any “business combination” (as defined in the rules and regulations promulgated by the SEC), (D) in connection with any bona fide, arm’s-length debt financing transaction approved by the Board of Directors or any committee thereof and that does not include any equity securities, (E) pursuant to the conversion, exercise or exchange of any shares of Non-Voting Common Equivalent Stock, the Warrant or the Other Warrants, (F) pursuant to any stock dividend, stock split, combination or other reclassification by the Company of any of its capital stock, or (G) in any direct listing on the NYSE or any other national securities exchange.

Section 4.5          Governance Matters.

(a)          At the Closing, the Company shall, as promptly as reasonably practicable, cause one (1) person nominated by Purchaser (the “Board Representative”) to be appointed to the Board of Directors; provided that such Board Representative must be (i) reasonably acceptable to the Company and (ii) satisfy any applicable corporate governance or regulatory requirements under SEC rules and regulations, the rules of the NYSE or similar authority, or any federal or state banking Laws, as determined in the Company’s reasonable discretion. Purchaser will cause the Board Representative to make himself or herself reasonably available during normal business hours for the Company’s customary onboarding requirements for its directors and consent to the Company’s customary background checks or other investigations to determine the Board Representative’s eligibility and qualification to serve as a director of the Company. No individual shall be eligible to be the Board Representative if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Order that is then in effect and prohibits service as a director of any U.S. public company or a bank holding company.

(b)          Following the Closing, so long as Purchaser, together with its affiliates, beneficially owns in the aggregate at least the lesser of (i) 5.0% of the outstanding shares of Common Stock (on an As-Converted Basis) and (ii) 50% of the Common Stock (on an As-Converted Basis and after giving effect to any Permitted Transfer pursuant to Section 4.2(c)(iv)) that Purchaser beneficially owns immediately following the Closing (the “Director Rights Period”), as adjusted from time to time for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in the Company’s capitalization, the Company shall (i) include the Board Representative in the Company’s slate of director nominees and recommend to its stockholders that its stockholders vote in favor of electing the Board Representative to the Board of Directors at the Company’s annual meeting and (ii) use reasonable best efforts to have the Board Representative elected as a director of the Company, including that the Company shall solicit proxies for each such person to the same extent as it does for any other nominee of the Board of Directors to the Board of Directors.

(c)          During the Director Rights Period, (i) Purchaser shall have the power to designate the Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director and (ii) the Board of Directors will use reasonable best efforts to fill the vacancy resulting therefrom with such person as promptly as practicable.

(d)          Immediately following the Director Rights Period, Purchaser will have no further rights under Section 4.5(a) through 4.5(c) and, at the written request of the Board of Directors, shall use all reasonable best efforts to cause its Board Representative to resign from the Board of Directors as promptly as reasonably practicable thereafter.

(e)          The Board Representative shall (i) be entitled to the same compensation, expense reimbursement, exculpation and indemnification from the Company as the other independent directors serving on the Board of Directors (and, with respect to indemnification, the Company’s obligations shall apply prior to any other indemnification to which the Board Representative may be entitled) and (ii) receive the same coverage under D&O insurance policies maintained by the Company as the other directors serving on the Board of Directors for the duration of the Director Rights Period.

(f)          The Company shall notify the Board Representative of all (i) regular and special meetings of the Board of Directors and (ii) regular and special meetings of any committee of the Board of Directors of which the Board Representative is a member. The Company shall provide the Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members.

(g)          Notwithstanding anything herein to the contrary, the Board Representative shall not be entitled to participate in, or be entitled to receive the notice or materials referred to in the foregoing Section 4.5(f) with respect to, any meeting of the Board of Directors or any committee thereof (or any portion thereof) with respect to which he or she is reasonably likely to have a conflict of interest (as reasonably determined in good faith by the other members of the Board of Directors (or such committee) in their sole discretion) with respect to the subject matter of such meeting or any portion of such meeting, including any matter related to the discussion, evaluation or vote upon a matter in which Purchaser (or any of its affiliates) has a business or financial interest (other than solely by reason of its interest as a stockholder of the Company); provided, however, that the Company shall use commercially reasonable efforts to make other arrangements (including segmenting portions of meetings, redacting information or making substitute disclosure arrangements) that would enable participation in such meetings by, and disclosure of information and materials to, the Board Representative without the Board Representative learning information about the matter(s) giving rise to such conflict of interest.

Section 4.6          Legend.

(a)          Purchaser agrees that all certificates or other instruments representing the Securities issued pursuant hereto will bear a legend substantially to the following effect:

(i)          THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS (I) A REGISTRATION STATEMENT RELATING THERETO IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE LAW OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE LAW.

(ii)          THE SECURITIES ISSUABLE UNDER THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN AND IN AN INVESTMENT AGREEMENT, DATED AS OF JULY 25, 2023, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)          The Company shall promptly cause clause (i) of the legend to be removed from any certificate for any Securities held by Purchaser or any of its affiliates and the Company shall deliver all necessary documents to the transfer agent in connection therewith without charge as to any Securities (i) upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws or (ii) when such Securities shall have been registered under the Securities Act or may otherwise be transferred pursuant to any applicable rules thereunder, including eligibility to be transferred if Rule 144 under the Securities Act is available for the sale of the Securities without volume and manner of sale restrictions and the Company shall use reasonable best efforts to deliver all necessary documents to the transfer agent in connection therewith without charge as to any Securities, including the delivery of an opinion of counsel that such legend is no longer required under the Securities Act and applicable state Laws.  The Company shall, whether or not requested by Purchaser, cause clause (ii) of the legend to be removed upon the sale or transfer of the Securities to a person that is not (and will not, in connection with such sale or transfer) be a party hereto (or bound by the terms hereof).

Section 4.7          Bank Regulatory Matters.

(a)          Notwithstanding anything to the contrary herein, (i) neither the Company nor any of its Subsidiaries shall take any action (including any redemption, repurchase, rescission or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock, in each case, where Purchaser is not given the right to participate in such redemption, repurchase, rescission or recapitalization to the extent of Purchaser’s pro rata proportion) and (ii) Purchaser shall not be required to take any action, or commit to take or refrain from taking any action, or accept or agree to any condition or restriction, in each case, that would reasonably be expected to cause Purchaser, its affiliates or any of their partners or principals to (A) “control” the Company or be required to become a bank holding company, in each case, pursuant to the BHC Act; (B) “control” the Company or be required to provide prior notice pursuant to the CIBC Act; (C) serve as a source of financial strength to the Company pursuant to the BHC Act or (D) enter into any capital or liquidity maintenance agreement or any similar agreement with any Governmental Entity, provide capital support to the Company, PACW or any of their respective Subsidiaries or otherwise commit to or contribute any additional capital to, provide other funds to, or make any other investment in, the Company, PACW or any of their respective Subsidiaries (each of clauses (A) through (D)), a “Materially Burdensome Condition”).

(b)          In the event either party believes that the imposition of a Materially Burdensome Condition is reasonably likely to occur, it shall promptly notify the other party and both parties shall cooperate in good faith to consider, to the extent commercially reasonable, such modifications or arrangements as may be necessary or advisable to avoid imposition of the Materially Burdensome Condition.

(c)          At the request of the Company, the Purchaser shall promptly provide any information in respect of the Purchaser or its affiliates (or its or their respective directors, officers, employees, partners, shareholder or members) that the Federal Reserve or any other bank regulatory agency may require or request in connection with any application or other filing required to be made by the Company or any of its Subsidiaries, or PACW or any of its Subsidiaries or examination or investigation of the Company or any of its Subsidiaries, or PACW or any of its Subsidiaries, and undertakes that such information shall be true, correct and complete; provided that in lieu of the foregoing, Purchaser may, in its sole discretion, provide directly to the relevant agency (and not to the Company) any information that Purchaser deems to be proprietary or confidential in nature; provided, further, that, notwithstanding anything to the contrary contained herein, other than with respect to the Board Representative, or as may be required in connection with the Voting Regulatory Approvals contemplated in Section 3.1(f), (i) Purchaser shall not be required to provide information about itself or its direct or indirect equity holders or their respective officers or directors in the form required by the Interagency Financial and Biographical Report or other similar personal information collection form and (ii) neither Purchaser nor any of its affiliates shall be required to identify or provide information concerning their respective limited partners, shareholders, non-managing members (including any of Purchaser’s or its affiliates’ portfolio companies) or investment advisers except, solely in the case of subclause (ii), as is both (A) usual and customary for similarly situated fund investors seeking to make a non-controlling investment in a bank holding company and state member bank and (B) not prohibited by Law or contractual obligation.

(d)          Following the Closing, Purchaser shall not take any action that would reasonably be expected to cause Purchaser, its affiliates or any of their partners or principals to (i) own, control or have the power to vote any class of voting securities (in each case, as those concepts are construed for purposes of the BHC Act) of the Company in excess of 24.9%; (ii) “control” the Company or be required to become a bank holding company, in each case, pursuant to the BHC Act; or (iii) serve as a source of financial strength to the Company pursuant to the BHC Act, in each case, as of the Closing.

Section 4.8          Reservation for Issuance. At the Closing, the Company shall reserve that number of shares of Voting Common Stock sufficient for issuance of shares of Voting Common Stock upon conversion of shares of Non-Voting Common Equivalent Stock (i) that shall be issuable pursuant to this Agreement and (ii) for which the Warrant may be exercised, in each case, (x) in accordance with the terms of this Agreement, the Articles Supplementary and the Warrant (as applicable) and (y) excluding any adjustments applicable thereto.

Section 4.9          Indemnity.

(a)          Following the Closing, the Company shall indemnify, defend and hold harmless Purchaser and its affiliates, to the fullest extent permitted by Law, from and against any and all out-of-pocket costs, losses, liabilities, damages, payments, fees, expenses (including reasonable attorneys’ fees and disbursements) and amounts paid in settlement (collectively, “Losses”; provided, however, that “Losses” do not include, (x) except to the extent awarded in a Third Party Claim, punitive, exemplary, consequential or special damages or (y) lost profits, opportunity costs or damages based upon a multiple of earnings, revenues or similar financial measure (even if under Law such lost profits, opportunity costs or damages based upon a multiple of earnings, revenues or similar financial measure would be considered reasonably foreseeable or not special damages) if such Loss directly results from (i) any inaccuracy in or breach of any of the Company’s representations or warranties in Section 2.2 or (ii) the Company’s breach of any agreements or covenants made by the Company herein (except, in the case of this clause (ii), as set forth in Section 4.9(a) of the Company Disclosure Schedule). Notwithstanding the foregoing, the Company shall have no obligation under this Section 4.9(a) (A) following the expiration of the applicable survival period set forth in Section 4.9(o) or (B) in respect of any claim, action, suit, litigation, dispute or proceeding threatened or commenced against the Company, any Company Subsidiary and/or PACW (and/or any of its Subsidiaries) and/or any of their respective directors, officers or employees (including if Purchaser or any of its affiliates or its or their respective directors, officers, employees, shareholders or controlling persons are or are threatened to be made party thereto) (x) in connection with any Stockholder Litigation or actions expressly required by, or taken with the prior written consent of Purchaser pursuant to, this Agreement or (y) that seeks to enjoin, restrain or prohibit the transactions contemplated by the Merger Agreement, this Agreement or the Other Investment Agreements.

(b)          Purchaser shall indemnify, defend and hold harmless each of the Company and its Subsidiaries, to the fullest extent permitted by Law, from and against any and all Losses actually incurred by the Company or any of its Subsidiaries if such Loss directly results from (i) any inaccuracy in or breach of any of Purchaser’s representations or warranties in Section 2.3 or (ii) Purchaser’s breach of any agreements or covenants made by Purchaser herein. Notwithstanding the foregoing, Purchaser shall have no obligation under this Section 4.9(b) following the expiration of the applicable survival period set forth in Section 4.9(o).

(c)          A party that may desire to seek indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim that does not result from a third party with respect to which it seeks indemnification (a “Direct Claim”) promptly (and, in any event, not later than fifteen (15) business days) after the first discovery by such Indemnified Party of any fact, event, circumstance, development or matters giving rise to such claim. Such notice (a “Claim Notice”) shall (i) describe such Direct Claim in reasonable detail (including the facts underlying each particular claim and an identification of all the particular sections of therein pursuant to which indemnification is and will be being sought); (ii) attach copies of any written evidence or demand upon which such Direct Claim is based (to the extent that such written evidence or demand is not reasonably available at such time, the Indemnified Party shall so indicate and promptly provide such evidence when it becomes available); and (iii) set forth the estimated amount (broken down by each individual claim) for which the Indemnifying Party may be liable, to the extent then known.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to the Direct Claim (a “Response Notice”). If the Indemnifying Party does not deliver a Response Notice within such thirty (30)-day period, the Indemnifying Party shall be deemed to have agreed to such claim and the Indemnifying Party’s obligation to indemnify, compensate or reimburse the Indemnified Party for the full amount of all Losses resulting therefrom.

(d)          In case any such action, suit, claim or proceeding is threatened or commenced against an Indemnified Party by any person who is not a party to this Agreement or an affiliate of any party to this Agreement, with respect to which the Indemnifying Party is or may be obligated to provide indemnification under Section 4.9(a) or 4.9(b) (as applicable) (a “Third Party Claim”), the Indemnified Party shall, as promptly as reasonably practicable, cause a Claim Notice regarding any Third Party Claim of which it has knowledge that is covered by this Section 4.9 to be delivered to the Indemnifying Party. The Claim Notice shall (i) describe such Third Party Claim in reasonable detail (including the identity of the applicable third party, the facts underlying each particular claim and an identification of all the particular sections of therein pursuant to which indemnification is and will be being sought); (ii) attach copies of any written evidence or demand upon which such Third Party Claim is based (to the extent that such written evidence or demand is not reasonably available at such time, the Indemnified Party shall so indicate and promptly provide such evidence when it becomes available); and (iii) set forth the estimated amount (broken down by each individual claim) for which the Indemnifying Party may be liable, to the extent then known. The Indemnifying Party shall have the right but not the obligation to assume control of the defense of any Third Party Claim by, no later than the thirtieth (30th) day after its receipt of such Claim Notice, notifying the Indemnified Party that, subject to the other provisions of this Section 4.9, the Indemnifying Party has elected to conduct and control the defense, negotiation or settlement of the applicable Third Party Claim and any action, suit, claim or proceeding resulting therefrom with counsel reasonably acceptable to the Indemnified Party and at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense; provided that if the Indemnified Party is advised by outside counsel that an actual conflict of interest (other than one of a monetary nature) would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim, then the Indemnifying Party shall pay the reasonable, out-of-pocket and documented fees, costs and expenses of counsel employed by the Indemnified Party; provided, further, that the Indemnifying Party shall only be liable for the legal fees and expenses for one law firm for all Indemnified Parties (taken together with respect to any single action or group of related actions) in connection with any Third Party Claim (plus one local counsel in each applicable jurisdiction). If the Indemnifying Party does not assume the defense of the Third Party Claim within the thirty (30)-day period referenced in this Section 4.9, (x) the Indemnified Party may defend against the Third Party Claim and (y) the Indemnifying Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense.

(e)          Notwithstanding anything in this Section 4.9 to the contrary, (i) the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, (x) consent to the entry of any Order, (y) settle or compromise or (z) enter into any settlement or similar agreement with respect to, any Third Party Claim, unless such Order or proposed settlement or compromise or agreement (A) involves an unconditional release of the Indemnifying Party in respect of such Third-Party Claim and (B) does not contain any admission or finding of wrongdoing on behalf of the Indemnifying Party and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (x) consent to the entry of any Order, (y) settle or compromise or (z) enter into any settlement or similar agreement with respect to, any Third Party Claim, unless the Order or proposed settlement or compromise or agreement (A) involves only the payment of money damages against which the Indemnified Party is indemnified in full by the Indemnifying Party, (B) does not impose an injunction or other equitable relief upon the Indemnified Party, (C) involves an unconditional release of the Indemnified Party in respect of such Third Party Claim and (D) does not involve a finding or admission of any violation of Law or other wrongdoing by the Indemnified Party.

(f)          The failure by an Indemnified Party to timely or properly provide, pursuant to Section 4.9(c) or Section 4.9(d), any Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent, and only to the extent that, the Indemnifying Party is actually and directly prejudiced by such failure.

(g)          For purposes of the indemnity contained in Section 4.9(a)(i) and Section 4.9(b)(i), all qualifications and limitations set forth in such representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import (other than Sections 2.2(f)(i)(B), 2.2(f)(iii)(A) and Section 2.2(k)(iv)), shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement.

(h)          Except in the case of Fraud and any inaccuracy or breach of any Company Fundamental Reps, the Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.9(a)(i), (i) with respect to any individual claim (or group of related claims) for indemnification if the amount of Losses with respect to such individual claim (or group of related claims) is less than $100,000 (any individual claim (or group of related claims) involving Losses less than such amount being referred to as a “De Minimis Claim”) and (ii) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.9(a)(i) exceeds an amount equal to $4,875,000 (the “Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount, but subject to the last sentence of this Section 4.9(h). Except in the case of Fraud and the inaccuracy or breach of any Purchaser Fundamental Reps, Purchaser shall not be required to indemnify the Indemnified Parties pursuant to Section 4.9(b)(i), (1) with respect to any De Minimis Claim and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.9(b)(i) exceeds the Threshold Amount, in which event Purchaser shall be responsible for only the amount of such Losses in excess of the Threshold Amount, but subject to the last sentence of this Section 4.9(h). Except in the case of Fraud or any inaccuracy or breach of any Company Fundamental Reps or Purchaser Fundamental Reps, the cumulative indemnification obligation of (x) the Company under Section 4.9(a) shall in no event exceed $32,500,000 and (y) Purchaser under Section 4.9(b) shall in no event exceed $32,500,000.  In the case of any inaccuracy or breach of any Company Fundamental Reps or Purchaser Fundamental Reps, the cumulative indemnification obligation of (x) the Company under Section 4.9(a) shall in no event exceed the Investment Amount and (y) Purchaser under Section 4.9(b) shall in no event exceed the Investment Amount.

(i)          Any claim for indemnification pursuant to Section 4.9 can only be brought on or prior to the twelve (12) month anniversary of the Closing Date; provided, that (i) a claim for indemnification pursuant to Section 4.9(a)(i) in respect of an inaccuracy of any of the representations of the Company set forth in Section 2.2(a)(i), Section 2.2(b)(i), Section 2.2(b)(ii), Section 2.2(c)(i), Section 2.2(c)(ii)(A), Section 2.2(c)(iii) and Section 2.2(g) (each, a “Company Fundamental Rep”) or pursuant to Section 4.9(b)(i) in respect of any of the representations of Purchaser set forth in Section 2.3(a)(i), Section 2.3(b)(ii) and Section 2.3(l) (each, a “Purchaser Fundamental Rep”), in each case, can be brought on or prior to the third (3rd) anniversary of the Closing Date and (ii) if notice of a claim for indemnification pursuant to Section 4.9(a) or Section 4.9(b) is duly provided prior to the end of the applicable foregoing survival period with respect thereto, then the obligation to indemnify, defend and hold harmless in respect of such inaccuracy or breach shall survive as to such claim until such claim has been finally resolved.

(j)          The indemnity provided for in this Section 4.9 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy in or breach of any representation or warranty or any breach of any covenant or agreement contained in this Agreement to be performed at or prior to the Closing; provided that nothing herein shall limit in any way any party’s rights or remedies with respect to Fraud.

(k)          Where one and the same set of facts, circumstances or events qualifies under more than one provision entitling an Indemnified Party to a claim or remedy hereunder, such Indemnified Party shall not be entitled to duplicative recovery of Losses arising out of such facts, circumstances or events.

(l)          Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss upon and after obtaining knowledge of any event, set of facts, circumstance or occurrence that would reasonably be expected to give rise to any Loss that would reasonably be expected to give rise to an indemnity obligation pursuant to this Section 4.9.  In the event that an Indemnified Party shall fail to use commercially reasonable efforts to mitigate any such Loss, then notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if all Indemnified Parties had made such efforts.

(m)         If an Indemnified Party has or may have a right to recover any Loss against or from any third party (including any insurance company in its capacity as an insurer), such Indemnified Party shall use commercially reasonable efforts to seek recovery against and from such third party and if the Indemnified Party recovers any such amount from such third party after the Indemnifying Party makes any payment pursuant to this Section 4.9 in respect of such Loss, then the Indemnified Party shall promptly remit to the Indemnifying Party the lesser of the amount previously paid by the Indemnifying Party to the Indemnified Party in respect of such Loss and the amount the Indemnified Party received from such third party in respect of such Loss (net of all reasonable costs of collection).

(n)          Any indemnification payments pursuant to this Section 4.9 shall be treated as an adjustment to the Investment Amount for the Securities for U.S. federal income and applicable state and local Tax purposes, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Law).

(o)          Each of the representations and warranties set forth herein shall survive the Closing under this Agreement for a period of twelve (12) months following the Closing Date and, thereafter, except in the case of Fraud, shall expire and have no force and effect, including in respect of this Section 4.9; provided, however, that the Company Fundamental Reps and the Purchaser Fundamental Reps shall survive the Closing under this agreement for a period of thirty-six (36) months following the Closing Date, in each case subject to Section 4.9(j)(ii). Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date (which shall survive in accordance with their terms), shall survive the closing under this Agreement for a period of twelve (12) months following the Closing Date (or until final resolution of any claim or action arising from the breach of such covenant if notice of such breach was provided prior to the end of such period).

Section 4.10          Exchange Listing. The Company shall use reasonable best efforts to cause the shares of Voting Common Stock (i) issued hereunder and (ii) to be issued upon the conversion of the Non-Voting Common Equivalent Stock (A) that shall be issuable pursuant hereto and (B) for which the Warrant may be exercised, in each case, to be approved for listing on the NYSE, subject to official notice of issuance and upon the Requisite Stockholder Vote, as promptly as practicable, and in any event before the Closing.

Section 4.11         Articles Supplementary. In connection with the Closing, the Company shall file the Articles Supplementary with the Maryland Department of State.

Section 4.12          State Securities Laws. The Company shall use commercially reasonable efforts to obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country pursuant to Laws prior to the offer and sale by Purchaser of Common Stock and/or the Non-Voting Common Equivalent Stock.

Section 4.13          Use of Proceeds. The Company shall only use the net proceeds from the sale of the Securities hereunder for general corporate purposes, which may include working capital, providing capital to support the organic growth of the Company or any Company Subsidiary or funding the opportunistic acquisition of similar or complementary financial service organizations and may use a portion of such net proceeds to repay outstanding indebtedness of the Company or any of its Subsidiaries.

Section 4.14          Company Opportunities.

(a)          Purchaser and any related investment funds, the Board Representative, and any of their respective affiliates, have the right to, and shall have no duty (contractual or otherwise) not to (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Company or its affiliates or (iii) make investments in any kind of property in which the Company may make investments.

(b)          In the event that Purchaser or any related investment funds, the Board Representative or any of their respective affiliates, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries, none of Purchaser or any related investment funds, the Board Representative or any of their respective affiliates, shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or to refrain from pursuing or acquiring such corporate opportunity for its own benefit.

(c)          None of Purchaser, any related investment fund, the Board Representative or any of their respective affiliates shall be liable to the Company or any of its Subsidiaries or stockholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that Purchaser or any related investment fund thereof, the Board Representative or any of their respective affiliates pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.

(d)          Notwithstanding Section 4.14(a)-(c), if the Board Representative is presented with any potential transaction or corporate opportunity solely and expressly in his or her capacity as a member of the Board of Directors and that is specifically identified as a potential transaction or corporate opportunity for the Company or its Subsidiaries (a “Company Opportunity”), then the Board Representative shall be required to first present such Company Opportunity to the Company prior to the Board Representative’s pursuit of, or investment in, such Company Opportunity.

Section 4.15          No Recourse. This Agreement may only be enforced against, and any actions, suits, proceedings, claims, demands, disputes, cross claims, counterclaims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement, the Merger Agreement or any Other Investment Agreement or the transactions contemplated hereby or thereby, or the negotiation, execution or performance of this Agreement, the Merger Agreement or any Other Investment Agreement or the transactions contemplated hereby or thereby, may be made only against the entities that are expressly identified as the party or parties to such agreement(s).  No person who is not a party hereto, including any past, present or future direct or indirect equityholder, director, officer, employee, incorporator, member, manager, partner, affiliate, agent, attorney, financing source, assignee or representative of any party hereto or its affiliates or of PACW or its affiliates or any former, current or future direct or indirect equityholder, director, officer, employee, incorporator, agent, attorney, representative, partner, member, manager, affiliate, agent, assignee or representative of any of the foregoing (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) to any other party hereto (or its affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or the transactions contemplated hereby, or for any claim based on, in respect of, or by reason of this Agreement or the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and each party hereto irrevocably and unconditionally waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.  Notwithstanding the foregoing, nothing in this Section 4.15 shall (or is meant to) limit in any manner the rights and obligations of the Sponsors under the Equity Commitment Letter, the Limited Guarantee, Confidentiality Agreement or PACW NDA, in each case to the extent expressly provided therein.

Section 4.16          Tax Matters.

(a)          The Company shall bear and pay any and all transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes in connection with, or arising by reason of, any issuance or delivery of shares of Non-Voting Common Equivalent Stock or Voting Common Stock pursuant to this Agreement, other securities issued on account of Non-Voting Common Equivalent Stock pursuant to the Articles Supplementary, the Warrants, or any shares of Non-Voting Common Equivalent Stock issuable upon exercise of a Warrant; provided that the Company shall not be required to pay any such tax that may be payable in connection with any conversion of Non-Voting Common Equivalent Stock or any exercise of a Warrant to the extent such tax is payable because a registered holder of Non-Voting Common Equivalent Stock or a Warrant, as applicable, requests Voting Common Stock or Non-Voting Common Equivalent Stock, as applicable, to be registered in a name other than such registered holder’s name and no such Voting Common Stock or Non-Voting Common Equivalent Stock, as applicable, will be so registered unless and until the registered holder making such request has paid such taxes to the Company or has established to the satisfaction of the Company that such taxes have been paid or are not payable. The Company and Purchaser shall reasonably cooperate to avoid or minimize the imposition of transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes on the transactions described in the first sentence of this Section 4.16.

(b)          The Company and Purchaser agree that (i) it is intended that the Non-Voting Common Equivalent Stock not constitute “preferred stock” within the meaning of Section 305 of the Code and the Treasury Regulations promulgated thereunder and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither the Company nor Purchaser shall treat the Non-Voting Common Equivalent Stock as such for U.S. federal income tax or withholding tax purposes or otherwise take any position inconsistent with such treatment.

Section 4.17          Commitment Compensation and Transaction Expenses.

(a)          In the event that (i) the Merger Agreement is terminated following the date hereof pursuant to its terms and the Company actually receives all or any portion of the Termination Fee (as defined in the Merger Agreement) pursuant to Section 8.2 of the Merger Agreement and (ii) this Agreement has not been terminated by the Company pursuant to Section 5.1(b)(iv), the parties agree that the Company will pay to Purchaser or its designee 16.3% of the amount of such Termination Fee net of the Company’s reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with this Agreement, the Other Investment Agreements, the Merger Agreement, the transactions contemplated hereby or thereby or the recovery of any such Termination Fee within ten (10) days of the Company’s receipt of the Termination Fee from the Company.

(b)          In the event that the Closing occurs, the Company shall reimburse Purchaser for Purchaser’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the evaluation, negotiation and implementation of the Company Share Issuance and the other transactions contemplated by this Agreement; provided that the Company’s obligations for expense reimbursement pursuant to this Section 4.17(b) shall be limited to a cap of $3,250,000.

ARTICLE V

TERMINATION

Section 5.1          Termination.

(a)          This Agreement shall automatically terminate upon the valid termination of the Merger Agreement for any reason in accordance with its terms and conditions, including as set forth in Section 8.1 therein.

(b)          This Agreement may be terminated prior to the Closing:

(i)          by mutual written agreement of the Company and Purchaser;

(ii)          by the Company or Purchaser, upon written notice to the other party, in the event that the Closing does not occur on or before April 25, 2024; provided, however, that if (x) the conditions to the closing of the Merger set forth in Section 7.1(c) of the Merger Agreement or Section 7.1(e) of the Merger Agreement (to the extent related to a Requisite Regulatory Approval) have not been satisfied or waived (in accordance with this Agreement) on or prior to such date but all other conditions to PACW’s or the Company’s (as applicable) obligation to consummate the closing of the Merger set forth in Article VII of the Merger Agreement have been satisfied or waived (in accordance with this Agreement) (other than those conditions that by their nature can only be satisfied or waived at such closing (so long as such conditions are reasonably capable of being satisfied)) and (y) the condition to the Closing set forth in Section 1.2(b)(i)(5) has not been satisfied or waived on or prior to such date as a result of the failure of the conditions to the closing of the Merger set forth in the preceding clause (x) to be satisfied as of such date but all other conditions to Purchaser’s or the Company’s (as applicable) obligation to consummate the Closing set forth in Section 1.2(b) have been satisfied or waived (other than those conditions that by their nature can only be satisfied or waived at such closing (so long as such conditions are reasonably capable of being satisfied)), then the Termination Date shall be extended to July 25, 2024, and such date, as so extended, shall be the “Termination Date”; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(iii)          by either the Company or Purchaser if any Governmental Entity, from whom, to consummate the Closing, any regulatory permit, authorization, consent, Order or approval (A) is necessary or (B) failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (clauses (A) and (B), “Requisite Regulatory Approvals”), has denied approval of the Company Share Issuance and such denial has become final and nonappealable or any Governmental Entity shall have issued a final and nonappealable Order or other final and nonappealable legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Company Share Issuance or the other transactions contemplated hereby, unless the failure to obtain a Requisite Regulatory Approval shall have been caused by the failure of the party seeking to terminate this Agreement to perform the obligations, covenants and agreements of such party set forth herein;

(iv)          by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that is a condition to Purchaser’s obligation to effect the Closing), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth herein on the part of Purchaser, which breach, either individually or in the aggregate with all other breaches by Purchaser, would constitute, if occurring or continuing as of the Closing, the failure of a condition set forth in Section 1.2(b)(iii), and which is not cured within forty-five (45) days following written notice to Purchaser, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or

(v)          by Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein that is a condition to the Company’s obligation to effect the Closing), if there shall have been a breach of any of the covenants or agreements contained herein or any of the representations or warranties set forth herein on the part of the Company, which breach, either individually or in the aggregate with all such other breaches by the Company, would constitute, if occurring or continuing as of the Closing, the failure of a condition set forth in Section 1.2(b)(ii), and which is not cured within forty-five (45) days following written notice to the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date).

(c)          Following the Closing, Section 3.1(e), Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.8 and Section 4.14 shall automatically terminate on the date that Purchaser (together with its affiliates) ceases to own any shares of capital stock of the Company or the Warrants.

Section 5.2          Effects of Termination.

(a)          In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.3(a), Section 3.4, this Section 5.2(a) and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect, and none of the Company, Purchaser, any of their respective affiliates or any of the officers, directors, members or partners of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided that, subject to Section 5.2(b), nothing herein shall relieve any party hereto from any liability for Fraud or willful and intentional breach of any covenant or agreement expressly set forth herein. “Fraud” means an intentional misrepresentation with respect to a representation or warranty set forth in Section 2.2 or Section 2.3, which such intentional misrepresentation was (i) inaccurate on the date hereof, and (ii) made with (A) the specific intent of deceiving and inducing the other party to enter into this Agreement and upon which the other party actually relied to its detriment, and (B) actual knowledge (without any duty of investigation or inquiry) of the inaccuracy of such intentional misrepresentation; provided that “Fraud” shall not include any claim (including equitable fraud, promissory fraud and unfair dealings fraud) based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory.

(b)          Notwithstanding anything to the contrary in this Agreement, if, prior to the Closing, Purchaser breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for (x) an order of specific performance to the extent granted in accordance with Section 6.11 or any other non-monetary equitable relief, or (y) specific performance of the Equity Commitment Letter or the Confidentiality Agreement, in each case, to the extent expressly provided therein and subject to the limitations set forth therein, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Purchaser, or any Non-Party Affiliate of Purchaser, for any breach, loss or damage or failure to perform under this Agreement, the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee, or any document or instrument delivered in connection herewith or therewith, or in respect of the transactions contemplated hereby thereby (including Fraud or any willful and intentional breach), which recourse shall be sought solely against Purchaser hereunder and subject to the limitations set forth herein and not against any Non-Party Affiliate of Purchaser (other than any Guarantor (as defined in the Limited Guarantee) under the Limited Guarantee or Warburg Pincus LLC under the Confidentiality Agreement, in each case, to the extent expressly provided therein and subject to the limitations set forth therein), shall be for the Company to seek to recover monetary damages from Purchaser (or any Guarantor under the Limited Guarantee or Warburg Pincus LLC under the Confidentiality Agreement, in each case, to the extent expressly provided therein and subject to the limitations therein) for willful and intentional breach of this Agreement or Fraud; provided, that (A) in no event (even in the case of Fraud or willful and intentional breach) shall Purchaser (and any Non-Party Affiliates of Purchaser (other than Warburg Pincus LLC under the Confidentiality Agreement, to the extent expressly provided therein and subject to the limitations set forth therein)) be subject to monetary damages hereunder or under the Limited Guarantee in excess of an amount, in the aggregate, equal to twenty five percent (25%) of the Investment Amount in the aggregate and (B) no Non-Party Affiliate of Purchaser shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or any theory of law or equity, whether in equity or at law, in contract, in tort or otherwise (other than the Guarantors under the Limited Guarantee and Warburg Pincus LLC under the Confidentiality Agreement, in each case, to the extent expressly provided therein and subject to the limitations set forth therein).  For the avoidance of doubt, the Company will be entitled to seek specific performance of this Agreement pursuant to Section 6.11 and specific performance of the Equity Commitment Letter or the Confidentiality Agreement, in each case, to the extent expressly provided therein and subject to the limitations set forth therein; provided, that, notwithstanding anything to the contrary set forth in this Agreement, while the Company may simultaneously seek (I) specific performance (x) in accordance with Section 6.11, (y) of the Confidentiality Agreement (to the extent expressly provided therein and subject to the limitations set forth therein) or (z) of the Equity Commitment Letter (to the extent expressly provided therein and subject to the limitations set forth therein) and (II) an award of monetary damages, the Company shall not be entitled to both specific performance and also an award of (and to receive) the payment of monetary damages hereunder or under the Limited Guarantee (but without limiting the Company’s rights under the Confidentiality Agreement). No Non-Party Affiliate of Purchaser (other than, solely with respect to liability to the Company, (x) the Guarantors solely to the extent expressly set forth in the Limited Guarantee and subject to the limitations set forth therein and (y) Warburg Pincus LLC solely to the extent expressly set forth in the Confidentiality Agreement and subject to the limitations set forth therein) will have any liability to any person, including the Company or any stockholder of the Company, or PACW or any stockholder of PACW, relating to or arising out of this Agreement, the Merger Agreement or any other document or instrument, under any theory of law or equity, in respect of any oral representations made or alleged to be made in connection herewith or therewith or otherwise, whether at law or equity, in contract, in tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Law or otherwise. The parties hereto acknowledge that the agreements contained in this Section 5.2(b) are an integral part of the transactions contemplated by this Agreement that, without these agreements the parties hereto would not enter into this Agreement.  For purposes of this Agreement, “willful and intentional” breach means a material breach of a covenant or agreement set forth herein that is the consequence of an action or omission by the breaching party with actual knowledge that such action or omission is a material breach of such covenant or agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1          Amendment. Subject to compliance with Law, this Agreement may be amended by the parties at any time before or after the receipt of the Requisite Stockholder Vote; provided, however, that after receipt of the Requisite Stockholder Vote, there may not be, without further approval of the stockholders of the Company, as applicable, any amendment of this Agreement that requires such further approval by the stockholders of the Company under Law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by a written instrument signed on behalf of each of the parties.

Section 6.2          Extension; Waiver. Each party may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the Company, in the case of Purchaser, or Purchaser, in the case of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of the Company, in the case of Purchaser, or Purchaser, in the case of the Company, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after receipt of the Requisite Stockholder Vote, there may not be, without further approval of the stockholders of the Company, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval by the stockholders of the Company under Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 6.3          Expenses. Except as otherwise expressly set forth herein, including in Section 4.17, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost, fee or expense.

Section 6.4          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on (a) the date of delivery if delivered personally, or if by email, upon delivery (provided that no auto-generated error or non-delivery message is generated in response thereto), (b) the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) the earlier of confirmation of receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

Banc of California, Inc.
3 MacArthur Place
Santa Ana, California 92707
Attention: Chief Executive Officer
With a copy to: General Counsel
Email: jared.wolff@bancofcal.com;
With a copy to: ido.dotan@bancofcal.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Sven Mickisch; Matthew Nemeroff
Email: Sven.Mickisch@skadden.com; Matthew.Nemeroff@skadden.com

and

(b)	if to Purchaser, to:

c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Attention:	General Counsel
Email:	notices@warburgpincus.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W 52nd Street
New York, NY 10019
Attention:	Mark F. Veblen
Mark A. Stagliano
Email:	MFVeblen@wlrk.com
MAStagliano@wlrk.com

Section 6.5          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision hereof. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement.  Notwithstanding anything herein to the contrary, neither Purchaser nor any of its affiliates and neither the Company nor any of its Subsidiaries shall be required to take any action that is prohibited by Law or any Governmental Entity.  As used herein, the “knowledge” of Purchaser means the actual knowledge of any of the officers of Purchaser, and the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed on Section 6.5 of the Company Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California and New York, New York are authorized by Law to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person; provided that “affiliate” shall not include any “portfolio company” (as such term is customarily used in the private equity industry) of any investment fund affiliated with or managed by such person or any investment fund or vehicle (other than any such fund or vehicle with a direct or indirect interest in such person) of or related to or affiliated with such person, (d) “party” means a party to this Agreement, unless the context clearly suggests otherwise, (e) “made available” means any document or other information that was (i) included in the virtual data room of a party at least one (1) business day prior to the date hereof or (ii) filed by a party with the SEC since January 1, 2023 and publicly available on EDGAR at least one (1) business day prior to the date hereof, (f) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the purchase and sale of Securities contemplated by Section 1.1, (g) “ordinary course” and “ordinary course of business” with respect to either party, means conduct consistent with past practice and the normal day-to-day customs, practices and procedures of such party, taking into account any changes to such practices as may have occurred in response to any Pandemic, including compliance with Pandemic Measures, (h) “U.S.” means the United States of America, and (i) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. Any reference herein to any statute, includes all amendments thereto and all rules and regulations promulgated thereunder. The Company Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” herein are to U.S. dollars.

Section 6.6          Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 6.7          Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Equity Commitment Letter, the Limited Guarantee, Confidentiality Agreement and PACW NDA, constitute the entire agreement among the parties and supersede all prior agreements and understandings, written, oral or otherwise, among the parties with respect to the subject matter hereof.

Section 6.8          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(b)          Each party agrees that it will bring any action, suit, litigation, dispute or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (A) to laying venue in any such action, suit, litigation, dispute or proceeding in the Chosen Courts and (B) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action, suit, litigation, dispute or proceeding will be effective if notice is given in accordance with Section 6.4.

Section 6.9          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, LITIGATION, DISPUTE OR PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SUIT, LITIGATION, DISPUTE OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10          Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of Purchaser, in the case of the Company, or the Company, in the case of Purchaser; provided, that, following the Closing, Purchaser may, subject to (and conditioned upon) the delivery by the Specified Person of a joinder reasonably acceptable to the Company agreeing to be bound by the terms and conditions of this Agreement, assign its right to enforce, with respect to the Proposed Securities, any remedies expressly set forth herein and subject to the limitations set forth herein with respect to breaches of representations, warranties or covenants by the Company under this Agreement in respect of the Specified Person Securities to the Specified Person, so long as (a) the Specified Person delivers to the Company an undertaking reasonably acceptable to the Company that such person shall be bound by the provisions of Section 4.2(a) and Section 4.2(b) (subject to the exceptions set forth in Section 4.2(c)) and Section 4.3 from and after the Closing as if such person were a party hereto, (b) such assignment would not impose any delay in the obtaining of, or increase the risk of not obtaining, any approval, authorization, consent or waiver from any Governmental Entity which is required to consummate the transactions contemplated by this Agreement pursuant to the terms hereof or otherwise impair, delay or prevent the consummation of the transactions contemplated hereby and (c) for the avoidance of doubt, no such assignment shall relieve Purchaser of its obligations hereunder at or prior to the Closing. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns, other than as expressly set forth herein (including Section 4.14 and Section 4.15). Except as set forth in the foregoing sentence or otherwise expressly set forth herein (including Section 4.15), this Agreement (including the documents and instruments referred to herein) is not otherwise intended to, and does not, confer upon any person other than the parties, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties herein are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties herein may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties herein as characterizations of actual facts, events, developments or circumstances as of the date hereof or as of any other date.

Section 6.11          Specific Performance. The parties agree that irreparable damage would occur if any provision hereof were not performed in accordance with its specific terms or otherwise breached. Accordingly, subject to the second sentence of Section 5.2(b), the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Company Share Issuance), in addition to any other remedy to which they are entitled at Law or in equity. Each party further waives any (a) defense in any action, suit, litigation, dispute or proceeding for specific performance that a remedy at Law would be adequate and (b) requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 6.12          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of any provision hereof is held to be invalid, illegal or unenforceable in any respect under any Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 6.13          Confidential Supervisory Information. Notwithstanding any other provision herein, no disclosure, representation or warranty shall be made (or other action taken) pursuant hereto that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 4.32(b), 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to the extent prohibited by Law; provided that, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this Section 6.13 apply in order that those limitations do not have the effect of misleading any party hereto.

Section 6.14          Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection herewith, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party or to any such agreement or instrument shall raise the use of email delivery of a “.pdf” format data file or other electronic means to deliver a signature hereto or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party forever waives any such defense.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first herein above written.

BANC OF CALIFORNIA, INC.

By:	/s/ Jared M. Wolff
	Name:	Jared M. Wolff
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Investment Agreement]

WP CLIPPER GG 14 L.P.

By: Warburg Pincus (Cayman) Global Growth 14 GP, L.P., its general partner

By: Warburg Pincus (Cayman) Global Growth 14 GP LLC, its general partner

By: Warburg Pincus Partners II (Cayman), L.P., its managing member

By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

WP CLIPPER FS II L.P.

By: Warburg Pincus (Cayman) Financial Sector II GP, L.P., its general partner

By: Warburg Pincus (Cayman) Financial Sector II GP LLC, its general partner

By: Warburg Pincus Partners II (Cayman), L.P., its managing member

By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorised Signatory

[Signature Page to Investment Agreement]

Exhibit A

Form of Articles Supplementary of the Non-Voting Common Equivalent Stock

[See attached.]

Exhibit B

Form of Warrant

[See attached.]

Exhibit C

Equity Commitment Letter

[See attached.]

Exhibit D

Limited Guarantee

[See attached.]

Exhibit E

Form of Registration Rights Agreement

[See attached.]